Exhibit 10.5

Share Purchase Agreement

between

Vivendi Universal, S.A.,

Vivendi Communications North America, Inc.

and Versailles Acquisition Corporation

dated

November 4, 2002

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS AND TERMS

1.1	Definitions

1.2	Other Definitional Provisions

1.3	References to Time

ARTICLE II - PURCHASE AND SALE OF HMC

2.1	Purchase and Sale of HMC

2.2	Purchase Price and Adjusted Purchase Price

2.3	Closing Payment

2.4	Determination and Payment of the Adjusted Purchase Price

2.5	Allocation of Cash Following the Reference Date; Related Party Payments

2.6	Related Party Payments

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization

3.2	Capitalization; Subsidiaries

3.3	Authorization: Enforceability

3.4	Consents and Approvals

3.5	Non-Contravention

3.6	Financial Statements; Absence of Changes

3.7	No Undisclosed Liabilities

3.8	Litigation

3.9	Taxes

3.10	Employee Benefits; Labor Matters

3.11	Compliance with Laws; Permits

i

3.12	Intellectual Property

3.13	Material Contracts

3.14	Real Property

3.15	Environmental Matters

3.16	Brokers

3.17	Assets

3.18	Suppliers; Customers; and Authors

3.19	No Other Representations or Warranties; Schedules

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization

4.2	Authorization; Enforceability

4.3	Consents and Approvals

4.4	Non-Contravention

4.5	Brokers

4.6	Purchase for Investment

4.7	Financial Capability

4.8	Litigation

4.9	Condition of the Companies

ARTICLE V - COVENANTS

5.1	Access

5.2	Seller Conduct of Business

5.3	Filings with Governmental Authorities

5.4	Announcements

5.5	Employee Matters

5.6	Preservation of Records

5.7	Use of Name

5.8	Commercially Reasonable Efforts

5.9	Non-Competition Agreement

5.10	No Solicitation

5.11	Transition Services

5.12	Cooperation in High Yield Offering and Debt Offer

5.13	Guarantee Obligations

5.14	Contacts with Suppliers and Customers

5.15	Supplementation of Schedules

5.16	Pension Funding

5.17	Delivery of Required Financial Statements

5.18	Certain Contracts

5.19	New Liens and Guarantees

ARTICLE VI - CONDITION TO CLOSING

6.1	Conditions to the Obligations of Purchaser and Seller

6.2	Conditions to the Obligations of Purchaser

6.3	Conditions to the Obligations of Seller

ARTICLE VII - TERMINATION

7.1	Termination

7.2	Effect of Termination

ARTICLE VIII - SURVIVAL; INDEMNIFICATiON

8.1	Obligations of Seller

8.2	Obligations of Purchaser

8.3	Procedure

8.4	Survival

8.5	Limitations on Seller’s Indemnification

8.6	Limitations on Purchaser’s Indemnification

8.7	Calculation of Losses

8.8	Exclusive Remedy

ARTICLE IX - TAX MATTERS

9.1	Indemnification Obligations With Respect to Taxes

9.2	Tax Returns and Payment Responsibility

9.3	Refunds

9.4	Contest Provisions

9.5	Tax Sharing Agreement

9.6	Assistance and Cooperation

9.7	Retention of Records

9.8	Survival

9.9	Other Provisions

9.10	Calculation of Indemnification Claims

9.11	Characterization of Payments

ARTICLE X - GENERAL PROVISIONS

10.1	Expenses

10.2	Governing Law

10.3	Notices

10.4	Entire Agreement

10.5	Amendments; Waivers

10.6	Headings; References

10.7	Counterparts

10.8	Parties in Interest; Assignment

10.9	Severability; Enforcement

10.10	Consent to Jurisdiction

10.11	Parent Agreements and Obligations

10.12	Further Assurances

10.13	Return of Information

v

EXECUTION COPY

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of                  , 2002, among VIVENDI UNIVERSAL, S.A., a société anonyme organized under the laws of France (“Parent”), VIVENDI COMMUNICATIONS NORTH AMERICA, INC., a Delaware corporation (“Seller”), and VERSAILLES ACQUISITION CORPORATION, a Delaware corporation (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller, is the owner of 1,000 shares (the “Shares”) of Common Stock, par value $1.00 per share, of Houghton Mifflin Company, a Massachusetts corporation (“HMC”), which Shares constitute all of the outstanding shares of capital stock of HMC; and

WHEREAS, Seller desires to sell, transfer and deliver to Purchaser, and Purchaser desires to purchase, directly or indirectly through a Subsidiary, from Seller, all of the Shares, on the tern and subject to the conditions set forth herein; and

WHEREAS, Parent owns, directly or indirectly, 100% of the equity interests in Seller and shall receive the economic benefits of the consideration to be paid to Seller for the Shares upon completion of the transactions contemplated by this Agreement, and as such Parent has agreed for the benefit of Purchaser to unconditionally guarantee the prompt and complete performance by Seller of its obligations under this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I -

DEFINITIONS AND TERMS

1.1                                 Definitions.

For purposes of this Agreement, including the recitals hereto, the following terms shall have the meanings set forth below:

“2002 Audit” shall have the meaning set forth in Section 2.4(b).

“2002 Auditors” shall have the meaning set forth in Section 2.4(b).

“Accounting Expert” shall have the meaning set forth in Section 2.4(c).

“Accounting Principles” shall mean the accounting principles set forth in the notes to the Financial Statements.

“Actual Adjusted EBITDA” shall mean Adjusted EBITDA realized by the Companies for the Reference Period, as finally determined in the Binding Adjustment Statement in accordance with Section 2.4.

“Actual EBITDA Difference” shall mean (i) Targeted EBITDA less $3,000,000 minus (ii) Actual Adjusted EBITDA, provided that if Actual Adjusted EBITDA is greater than or equal to $283,700,000, then the Actual EBITDA Difference shall be zero; provided, further, that if Actual Adjusted EBITDA is less than $273,700,000, then the Actual EBITDA Difference shall be deemed to be $10,000,000.

“Actual Level 1 EBITDA Based Decrease” shall have the meaning set forth in Section 2.2(b).

“Actual Level 2 EBITDA Based Decrease” shall have the meaning set forth in Section 2.2(b).

“Actual Net Indebtedness” shall mean the Net Indebtedness of the Companies as at the Reference Date as finally determined in the Binding Adjustment Statement in accordance with Section 2.4.

“Actual Working Capital” shall mean the Working Capital of the Companies as at the Reference Date, as finally determined in the Binding Adjustment Statement in accordance with Section 2.4.

“Actual Working Capital Variation” shall mean the difference between Estimated Working Capital and Actual Working Capital.

“Adjusted EBITDA” shall have the meaning set forth in Schedule 1.1(a).

“Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Adjustment Items” shall have the meaning set forth in Section 2.4(a).

“Adjustment Statement” shall have the meaning set forth in Section 2.4(a).

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreed Upon Adjustment Procedures” shall have the meaning set forth on Schedule 1.1(b).

“Agreement” shall have the meaning set forth in the recitals to this Agreement.

“AMPS” shall have the meaning set forth in Section 6.2(d).

“AMPS Investment Agreement” shall have the meaning set forth in Section 6.2(d).

“AMPS Transactions” shall mean all of the transactions under the AMPS Investment Agreement, the HMC Loan Note, the HMC Note Purchase Agreement and all other documents entered into in connection therewith or related thereto, including all documents relating to the completion of the bid purchase mechanism thereunder.

“Applicable Laws” shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

“Assets” shall have the meaning set forth in Section 3.17.

“Audited 2001 Financial Statements” shall mean the financial statements described in items (a) and (b) of Schedule 1.1(d).

“Audit Period” shall have the meaning set forth in Section 2.4(b).

“Auditors” shall mean Ernst & Young L.L.P.

“Authorized Representative” shall mean (x) a directeur general, (y) a director general adjoint or (z) the directeur financier of Parent duly authorized.

“Balance Sheet” shall mean the unaudited consolidated balance sheet of HMC as of December 31, 2001 included in the Unaudited 2001 Financial Statements.

“Benefit Plans” shall mean all “employee benefit plans,” as defined in Section 3(3) of ERISA (including any employment, severance, change-in-control or other similar agreements, programs or policies), which Seller, any of its Affiliates or any Company maintains, is obligated to contribute to, or has (currently or in the future) any liability with respect to, in which any current or former employee, director or consultant of any Company participates.

“Binding Adjustment Statement” shall have the meaning set forth in Section 2.4(c).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York, New York, Luxembourg-City, Luxembourg or Paris, France are authorized or required by law to close.

“Business Intellectual Property” shall have the meaning set forth in Section 3.12(a).

“Cap Amount” shall have the meaning set forth in Section 8.5.

“Cash Pooling Arrangements” shall have the meaning set forth in Section 2.5(a).

“Cash Transfers Certificate” shall have the meaning set forth in Section 2.5(b).

“Closing” shall mean the closing of the sale and purchase of the Shares.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Payment” shall have the meaning set forth in Section 2.3(a).

“Companies” shall mean HMC and all of its Subsidiaries, as set forth on Schedule 3.2(b).

“Confidentiality Agreements” shall mean, collectively, those certain Confidentiality Agreements dated September 1, 2002 between Blackstone Management Partners IV L.L.C. and Parent; dated September 1, 2002 between PAI Management and Parent; dated September 3, 2002 between Bain Capital Ltd. and PAI Management; dated September 4, 2002 between Apax Partners S.A. and Parent; and dated September 6, 2002 between Thomas H. Lee Partners LP and Parent.

“Contract” shall mean any oral or written contract, agreement, indenture, note, bond, mortgage, lease, license or other agreement.

“Credit Facilities” shall mean the facilities, or term sheets in respect thereof, entered into by Affiliates of Purchaser to facilitate the consummation of the transactions set forth herein (copies of which are attached hereto as Exhibit A2).

“Deductible Amount” shall have the meaning set forth in Section 8.5.

“Dollars” or “$” shall mean the currency of the United States of America.

“EBITDA” shall have the meaning set forth in Schedule 1.1(a).

“Environmental Law” shall mean any Applicable Law or rule of common law relating to the protection of the environment.

“Equity Commitment Letter” shall mean the equity commitment letter, an executed copy of which is attached hereto as Exhibit A1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjusted EBITDA” shall mean Adjusted EBITDA realized by the Companies for the Reference Period, as estimated by Seller in the Adjustment Statement.

“Estimated EBITDA Difference” shall mean (i) Targeted EBITDA less $3,000,000 minus (ii) Estimated Adjusted EBITDA; provided that if Estimated Adjusted EBITDA is greater than or equal to $283,700,000, then the Estimated EB1TDA Difference shall be zero; provided further, that if Estimated Adjusted EBITDA is less than $273,700,000, then the Estimated EBITDA Difference shall be deemed to be $10,000,000.

“Estimated Level I EBITDA Based Decrease” shall have the meaning set forth in Section 2.3(a).

“Estimated Level 2 EBITDA Based Decrease” shall have the meaning set forth in Section 2.3(a).

“Estimated Net Indebtedness” shall mean the Net Indebtedness of the Companies as at the Reference Date, as estimated by Seller in the Adjustment Statement.

“Estimated Working Capital” shall mean $352,570,000.

“Estimated Working Capital Variation” shall mean an estimate of the Actual Working Capital Variation as determined in good faith by Seller.

“Final Adjustment Items” shall have the meaning set forth in Section 2.4(c).

“Final Reference Date Statements” shall have the meaning set forth in Section 2.4(c).

“GAAP” shall mean generally accepted accounting principles in the United States.

“GAAS” shall mean generally accepted auditing standards in the United States.

“Governmental Authority” shall mean any government, court, agency or commission or other governmental or regulatory body or authority.

“HMC” shall have the meaning set forth in the recitals to this Agreement.

“HMC Loan Note” shall mean that certain Loan Note (as it may be or have been amended or otherwise modified) dated October 12, 2001, issued by HMC to BNP Paribas.

“HMC Note Purchase Agreement” shall mean that certain Note Purchase Agreement (as it may be or have been amended or otherwise modified) dated October 12, 2001 between HMC and BNP Paribas.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Company at the Reference Date, without duplication: (a) all indebtedness of such Company for borrowed money, (b) all obligations of such Company for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Company’s business), (c) all obligations of such Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Company that are required to be classified and accounted for as capital leases on a balance sheet of such Company under GAAP in effect as of the Reference Date, (f) the liquidation value of all redeemable preferred capital stock of such Company, (g) all guarantee obligations of such Company in respect of obligations of any other Person (other than another Company) of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such Company, whether or not such Company has assumed or become liable for the payment of such obligation, (i) liabilities for retention incentive payments, retention bonuses and like payments in an amount equal to $25,000,000 and (j) all obligations of such Company in respect of Swap Agreements, in each case referred to in clauses (a) through (i) above including all accrued but unpaid interest, penalties, premium, fees and expenses relating thereto), it being understood that Indebtedness shall include the liquidation value of the AMPS, the principal balance and accrued interest under the HMC Loan Note and all other amounts outstanding under the AMPS Investment Agreement and the FMC Note Purchase Agreement, except to the extent that such amounts are no longer outstanding and owed by any Company on the Closing Date, and shall not include any Intercompany Indebtedness. For purposes of this definition, “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions. For purposes of this definition, Indebtedness of any Companies which are less than 100% owned, directly or indirectly, by Seller on the Reference Date (“Consolidated Companies”) shall equal the product of (x) the sum of such obligations multiplied by (y) the percentage ownership (expressed as a decimal rounded upwards) of such Consolidated Company held, directly or indirectly, by Seller on the Reference Date (such product “Proportionate Indebtedness”); provided, however, that if any Company may be held liable for the Indebtedness of a Consolidated Company in excess of the relevant Proportionate Indebtedness, then 100% of such Consolidated Company’s Indebtedness shall be applied towards the calculation of the aggregate Indebtedness of the Companies.

“Indemnified Party” shall have the meaning set forth in Section 8.3(b).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Intellectual Property” shall mean any and all intellectual property rights of any nature, including all rights under trademark, trade name, patent, trade secret, copyright or any other statutory provision or common law doctrine, copyrightable works, copyright registrations and applications, names and likenesses, domain name registrations and unregistered trademarks.

“Intercompany Indebtedness” shall mean all outstanding amounts of Indebtedness owed by the Companies to Parent or any of its Affiliates (other than the Companies) as of the Reference Date.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Judgment” means any judgment, order, injunction, writ, decree, ruling or award of any court, arbitrator or other Governmental Authority.

“Knowledge of Seller” or any similar phrase means the actual knowledge of those employees of Parent, Seller or the Companies identified on Schedule 1.1(c).

“Leased Properties” shall have the meaning set forth in Section 3.14(b).

“Legal Proceedings” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private), or governmental proceedings.

“Liens” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, charge, restriction, usufruct, as well as in respect of equity securities any option, right of first refusal, pre-emption right, restriction on voting, receipt of income, or exercise of any other attribute of ownership, other than (x) restrictions imposed under Applicable Laws, (y) in respect of equity securities, restrictions set forth in the organizational documents of the issuer of such equity securities and (z) in respect of Intellectual Property, any moral rights arising from the operation of Applicable Law and contractual restrictions contained in any licenses granted by or to the Companies in the ordinary course of business to the extent such contractual restrictions in the aggregate do not materially restrict the ability of the Companies to conduct their respective businesses as presently conducted.

“Losses” shall have the meaning set forth in Section 8.1.

“Market Disruption” shall have the meaning set forth in Section 2.3(b).

“Material Adverse Effect” shall mean a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Companies (taken as a whole), other than those matters set forth on Schedule 1.1(f).

“Material Contracts” shall have the meaning set forth in Section 3.13(a).

“Material Decision or Action” shall have the meaning set forth in Section 5.2.

“McDougal Littell” shall mean McDougal Littell Inc., a Subsidiary of HMC.

“Net Indebtedness” shall mean, in respect of the Companies or any Company, as at the Reference Date, the excess, if any, of (i) the aggregate Indebtedness of such Company or Companies over (ii) the sum of (x) the amount of all bank deposits as reflected in bank statements (less, without duplication, (A) escrowed amounts or other restricted cash balances not available to repay Indebtedness and (B) to the extent not included in clause (i) as Indebtedness, the amounts of any unpaid checks, drafts and wire transfers issued on or prior to such determination date) plus (y) the market value attributable to readily salable securities held by such Person or Persons.

“Net Intercompany Indebtedness” shall have the meaning set forth in Section 2.6.

“Owned Properties” shall have the meaning set forth in Section 3.14(a).

“Parent” shall have the meaning set forth in the recitals to this Agreement.

“Permits” shall mean any licenses, franchises, permits, certificates or other authorizations.

“Permitted Exceptions” shall mean (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Purchaser, (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens (including all privileges or equivalent rights recognized by Applicable Law) arising or incurred in the ordinary course of business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; and (v) such other imperfections in title, defects, exceptions, restrictions, easements, rights of way and encumbrances, Liens and land use and environmental regulations that do not materially detract from the value of or materially interfere with the present use of any asset subject thereto or affected thereby.

“Person” or “person” shall mean and include any individual, partnership, joint venture, corporation, company, association, joint stock company, trust, incorporated or unincorporated organization or similar entity.

“Property” shall mean any Owned Property or Leased Property.

“Proposed Reference Date Statements” shall have the meaning set forth in Section 2.4(a).

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchaser” shall have the meaning set forth in the recitals to this Agreement.

“Purchaser Indemnitees” shall have the meaning set forth in Section 8.1.

“Purchaser Losses” shall have the meaning set forth in Section 8.5.

“Purchaser Parent” shall mean Financiere Versailles S.à.r.l., a société à responsabilité limitée organized and existing under the laws of the Grand Duchy of Luxembourg, the direct or indirect parent of Purchaser.

“Purchaser Plans” shall have the meaning set forth in Section 5.5(b).

“Regulation S-X” shall mean Regulation S-X under the Securities Exchange Act of 1934, as amended.

“Release Letters” shall have the meaning set forth in Section 2.4(a).

“Reference Date” shall mean September 30, 2002.

“Reference Period” shall mean the nine-month period ending on the Reference Date.

“Required Financial Statements” shall mean the financial statements described in Schedule 1.1(d).

“SAB 99” shall mean the Securities and Exchange Commission Staff Accounting Bulletin No. 99, Materiality, dated August 12, 1999 (Release No. SAB 99).

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller Indemnitees” shall have the meaning set forth in Section 8.2.

“Seller Losses” shall have the meaning set forth in Section 8.6.

“Seller Marks” shall have the meaning set forth in Section 5.7.

“Senior Managers” shall have the meaning set forth in Section 3.10(d).

“Significant Participations” shall mean with respect to any Company, each Person of which such Company owns, either directly or indirectly, 25% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such Person but which are not Subsidiaries of such Company.

“Specified Liabilities” shall have the meaning set forth in Section 8.1(b).

“Straddle Period” shall mean a taxable period that commences before and ends after the Reference Date.

“Subsidiary” shall mean, with respect to any Person, (i) each other Person of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such other Person and (ii) each partnership in which such Person or another Subsidiary of such Person is the general partner or otherwise controls such partnership.

“Targeted EBITDA” shall mean $286,700,000.

“Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, charges by way of compulsory employer contributions to retirement, health and disability, workers’ compensation or any other social benefits provided for in any Applicable Law, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” shall mean all reports, returns, declaration forms and statements filed or required to be filed with respect to Taxes including any amendments thereto.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury under the IRC.

“Unaudited 2001 Financial Statements” shall mean the unaudited consolidated balance sheet of HMC as of December 31, 2001 and the unaudited consolidated profit and loss statement and unaudited consolidated cash flow statement of HMC for the period commencing on July 1, 2001 and ending on December 31, 2001 (together with all accompanying notes and appendices) attached hereto as Exhibit B1.

“Unaudited 2002 Stub Financial Statements” shall mean the unaudited consolidated balance sheet of HMC as of the Reference Date and the unaudited consolidated profit and loss statement and unaudited consolidated cash flow statement for HMC for the Reference Period (together with all accompanying notes and appendices) attached hereto as Exhibit B2.

“Working Capital” shall have the meaning set forth in Schedule 1.1(e).

“Works” shall mean literary works (including all published or unpublished pupil books, teacher editions, ancillary materials thereto, supplemental materials thereto, and multimedia programs associated therewith) of the Companies, whether in printed, audio (including audiotapes) or electronic format and all compilations of the foregoing.

1.2                                 Other Definitional Provisions.

(a)                                  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

1.3                                 References to Time.

All references in this Agreement to times of the day shall be to the time in New York, New York.

ARTICLE II -

PURCHASE AND SALE OF HMC

2.1                                 Purchase and Sale of HMC.

On the terms and subject to the conditions set forth herein, Seller agrees to sell and Purchaser agrees to purchase, or to cause a direct or indirect wholly-owned Subsidiary to purchase, the Shares, free and clear of all Liens, other than those created by Purchaser or its Affiliates.

2.2                                 Purchase Price and Adjusted Purchase Price.

(a)                                  The aggregate consideration to be paid for the Shares shall be $1,659,050,000 (the “Purchase Price” and, as such Purchase Price may be adjusted in accordance with the following provisions of this Section 2.2, the “Adjusted Purchase Price”).

(b)                                 The Adjusted Purchase Price shall be equal to the Purchase Price:

(i)                                     decreased by the Actual Net Indebtedness,

(ii)                                  either decreased by the Actual Working Capital Variation, if positive, or increased by the Actual Working Capital Variation, if negative, and

(iii)                               decreased either by (x) 9.4 times the Actual EBITDA Difference (an “Actual Level 1 EBITDA Based Decrease”) or (y) if Actual Adjusted EBITDA is less than $261,700,000, an amount equal to the sum of (I) the Actual Level 1 EBITDA Based Decrease and (II) 9.4 times the difference of $261,700,000 minus Actual Adjusted EBITDA (an “Actual Level 2 EBITDA Based Decrease”).

2.3                                 Closing Payment.

(a)                                  At the Closing, Purchaser shall make a payment equal to the Purchase Price (i) decreased by the Estimated Net Indebtedness (ii) either decreased by the Estimated Working Capital Variation, if positive, or increased by the Estimated Working Capital Variation, if negative and (iii) decreased by either (x) 9.4 times the Estimated EBITDA Difference (an “Estimated Level 1 EBITDA Based Decrease”) or (y) if Estimated Adjusted EBITDA is less than $261,700,000, an amount equal to the sum of (I) the Estimated Level 1 EBITDA Based Decrease and (11) 9.4 times the difference of $261,700,000 minus Estimated Adjusted EBITDA (an “Estimated Level 2 EBITDA Based Decrease”), by wire transfer of immediately available funds to the bank account designated in writing to Purchaser by Seller not less than two (2) Business Days prior to the Closing (the “Closing Date Payment”).

(b)                                 The Closing shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 at 9:00 am., on a Business Day not more than five (5) Business Days following the satisfaction of the conditions to Closing set forth in Article VI (or waiver by the party entitled to waive such condition) unless another date, time or place is agreed to by the parties hereto; provided, however, that there is no material disruption to any New York or other major international financial markets on such Business Day (a “Market Disruption”) (it being agreed that Purchaser shall have the right to postpone the Closing one or more times until a date not later than five (5) Business Days following the originally scheduled Closing Date in the event of any Market Disruption on such originally proposed Closing Date or any later proposed Closing Date). At the Closing, the transactions described on Schedule 2.3(b) shall take place.

2.4                                 Determination and Payment of the Adjusted Purchase Price.

(a)                                  Prior to the date hereof Seller has caused to be commenced, and after the date hereof Seller shall cause to be continued, the preparation of (x) a consolidated balance sheet for HMC as of the Reference Date, (y) a consolidated profit and loss statement and a consolidated statement of cash flows of HMC for the nine-month period commencing on January 1, 2002 and ending on the Reference Date (inclusive) and footnotes thereto (collectively, the “Proposed Reference Date Statements”) in accordance with GAAP and on the basis of the Accounting Principles interpreted and applied in a manner consistent with the past practice of HMC since the date of its acquisition by Seller (other than the fact that such financial statements will be prepared on a stand-alone basis and will follow the materiality guidance provided in SAB 99 as applicable to HMC and its Subsidiaries taken as a whole) and the Agreed Upon Adjustment Procedures, in each case, reviewed by the Auditors in accordance with Statement of Auditing Standards No. 71, Interim Financial Information, together with (z) a certificate duly executed by an Authorized Representative setting forth Seller’s calculation of the Estimated Net Indebtedness, the Estimated Working Capital Variation and the Estimated Adjusted EBITDA (the “Adjustment Items”) and reasonably detailed supporting documentation (such statement, the “Adjustment Statement”). As promptly as practicable in accordance with the terms of Section 5.17, Seller shall deliver the Proposed Reference Date Statements and the Adjustment Statement to Purchaser. After the Closing Date and during any resolution period, Purchaser will (x) provide Seller and its representatives with full access during normal business hours and upon reasonable prior notice to the books and records and relevant personnel of Purchaser and the Companies and the Auditors and the 2002 Auditors (as defined below) in order for Seller to prepare and resolve any dispute related to the Proposed Reference Date Statements and the Adjustment Statement and (y) subject to the execution of customary auditors’ confidentiality and liability release undertakings for the benefit of the Auditors and the 2002 Auditors (“Release Letters”), cause the Auditors and the 2002 Auditors to provide Seller with all accounting books and records, detailed work papers, schedules or additional documents prepared, used or otherwise generated by the Auditors and the 2002 Auditors in connection with the preparation and resolution of any dispute related to the Proposed Reference Date Statements, the Adjustment Statement, the Adjustment Items and the Rollback.

(b)                                 Following the Closing, in connection with the preparation of the audit of the consolidated financial statements of HMC and its Subsidiaries as of and for the year ended December 31, 2002 (the “2002 Audit”), Purchaser and the independent accountants selected by Purchaser or the Companies (after the Closing) to perform the 2002 Audit (the “2002 Auditors”) shall review and perform related audit procedures with respect to the Adjustment Items and the Adjustment Statement in conjunction with the audit procedures performed for the 2002 Audit. Purchaser and the 2002 Auditors shall complete such review and procedures and the 2002 Audit no later than April 30, 2003 or, if the Closing occurs after December 31, 2002, the date 120 days following the Closing (the “Audit Period”) and, on the basis of such review and procedures and the 2002 Audit, if Purchaser disagrees with the determination of the Adjustment Items described in the Adjustment Statement as determined in accordance with Section 2.4(a) Purchaser shall notify Seller in writing of such disagreement within the Audit Period, which notice will describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the amount (or an estimate thereof) of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of the Audit Period, Purchaser may not introduce additional disagreements with respect to any item in the Adjustment Statement and any item not so identified will be deemed to be agreed to by Purchaser and will be final and binding upon the parties. Similarly, a disagreement by Purchaser does not provide any right to Seller to introduce any changes to the Adjustment Statement not directly related to the disputed item or items. Any particular item deducted in calculating an adjustment based on Net Indebtedness may not be deducted in calculating an adjustment based on Working Capital and vice versa.

(c)                                  Purchaser and Seller shall negotiate in good faith to resolve any disagreement with respect to the Adjustment Statement, and any resolution agreed to in writing will be final and binding upon the parties and their successors and assigns. If the parties do not resolve all disagreements properly identified by Purchaser pursuant to Section 2.4(b) within twenty (20) days after delivery to Seller of written notice of such disagreement, then the disputed matters will be referred for final determination to the Boston, Massachusetts office of Deloitte & Touche. If Deloitte & Touche is unable or unwilling to accept its mandate, the parties shall refer the disputed matters for final determination to an independent accountant to be mutually agreed upon by the parties (Deloitte & Touche or such other independent accountant, as the case may be, the “Accounting Expert”). The Accounting Expert shall consider only those items and amounts set forth in the Adjustment Statement as to which the parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with Applicable Law and the terms and provisions of this Agreement. The Accounting Expert shall deliver to the parties, as promptly as practicable, and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The fees, expenses and costs of the Accounting Expert shall be borne as it may direct (based upon the relative extent to which Purchaser’s and Seller’s respective positions are upheld in the final determination of the Accounting Expert), it being understood, however, that the costs which the respective parties incur for legal and accounting assistance will be borne by the party who incurs such costs. The Adjustment Statement as finally agreed or determined in accordance with the foregoing provisions of this Section 2.4 is referred to herein as the “Binding Adjustment Statement.” The Proposed Reference Date Statements as finally agreed and/or determined to be modified in accordance with the foregoing provisions of this Section 2.4 are hereinafter referred to herein as the “Final Reference Date Statements.” The Adjustment Items as finally agreed or determined in accordance with the foregoing provisions of this Section 2.4 is referred to herein as the “Final Adjustment Items.” The determination of the Final Adjustment Items in accordance with this Section 2.4, including the Accounting Expert report, shall be non-appealable, final and binding upon Purchaser, Parent and Seller to the fullest extent permitted by Applicable law (absent manifest error) for the purposes hereof and shall be enforceable in any court of competent jurisdiction. Upon determination of the Final Adjustment Items, the Adjusted Purchase Price shall be calculated.

(d)                                 As promptly as practicable and no later than five (5) Business Days after the agreement or determination of the Final Adjustment Items in accordance with the foregoing provisions of this Section 2.4:

(i)                                     Purchaser shall pay or cause an Affiliate of Purchaser to pay to Seller an amount equal to the excess of the Adjusted Purchase Price over the Closing Date Payment; or

(ii)                                  Seller shall pay to Purchaser or the Affiliate of Purchaser designated by Purchaser an amount equal to the excess of the Closing Date Payment over the Adjusted Purchase Price.

(e)                                  Any amounts payable under Section 2.4(d) shall be increased by an amount equal to the interest which would have been borne on such amounts payable had the aggregate amount thereof been invested at an annual rate equal to 5% per annum from the Closing Date through the payment date thereof (without further action being required); it being understood that this provision does not entitle the paying party to make late payment.

2.5                                 Allocation of Cash Following the Reference Date; Related Party Payments.

(a)                                  Seller and Purchaser agree that, upon the Closing, all cash generated by the Companies as from October 1, 2002 (inclusive) (as determined in accordance with Section 2.5(b)), excluding the cash proceeds of the sale of Sunburst Technology Corporation, shall accrue for the benefit of Purchaser in the manner set forth in Section 2.5(b). Without limiting the foregoing, Seller shall not permit the Companies to make any cash payments of any kind or otherwise distribute any cash to Parent or any of its Affiliates other than the Companies, except for the net cash proceeds of the sale of Sunburst Technology Corporation and, pursuant to (x) readily identifiable payments made under written lawful cash pooling arrangements presently existing in Seller’s group (“Cash Pooling Arrangements”), or (y) pursuant to the Contracts for goods and services listed on Schedule 2.5(a) in accordance with the terms thereof.

(b)                                 Seller and Purchaser agree that at the Closing, Seller shall pay to Purchaser on behalf, and for the account, of the Companies an amount calculated for each currency in which payments were made under the Cash Pooling Arrangements between the Companies and Parent and its Affiliates (other than the Companies) equal to the excess, if positive, of (x) the aggregate amount of all cash payments denominated in such currency made by each of the Companies to Parent or any of its Affiliates (other than the Companies) from October 1, 2002 (inclusive) through three (3) Business Days prior to the Closing Date pursuant to Cash Pooling Arrangements over (y) the aggregate amount of all cash payments denominated in such currency made by Parent or any of its Affiliates (other than the Companies) to each such Company from October 1, 2002 (inclusive) through the Closing Date pursuant to Cash Pooling Arrangements; or if such excess is negative, Purchaser shall pay such excess to Seller on behalf, and for the account, of Parent or the relevant Affiliates (other than the Companies), as the case may be. For purposes of this Section 2.5(b), Seller shall three (3) Business Days prior to the Closing Date (x) cease all payments under Cash Pooling Arrangements and (y) deliver to Purchaser a certificate duly executed by an Authorized Representative setting forth the balance of cash payments made by each of the Companies, on the one hand, and Parent and its Affiliates (other than the Companies), on the other hand, pursuant to Cash Pooling Arrangements after the Reference Date through the Closing Date, together with detailed information in respect of all such payments (the “Cash Transfers Certificate”). If, after the Closing Date, Seller or Purchaser becomes aware of any error or errors in the Cash Transfers Certificate, the net result of which resulted in an under-payment or over-payment of cash at Closing pursuant to this Section 2.5, then, within three (3) Business Days of the determination and agreement between the parties of the amount of the under-payment or over-payment, the party who under-paid shall pay the amount of the under-payment to the other party or the party who was over-paid shall pay the amount of the over-payment to the other party, as the case may be, to an account notified by the receiving party to the paying party. Each of Seller and Purchaser shall provide such information and documents reasonably requested by the other with a view to resolving any disagreement with respect to whether and to what extent an over-payment or under-payment exists.

2.6                                 Related Party Payments.

Except as otherwise provided in this Agreement and except for (x) the Contracts set forth on Schedule 2.5(a) and (y) the Cash Pooling Arrangements which shall be settled pursuant to Section 2.5(b), at the Closing, all Intercompany Indebtedness and all liabilities and obligations of Seller and its Affiliates (other than the Companies) to the Companies shall be offset against each other and the net amount of Intercompany Indebtedness remaining after such offsetting (“Net Intercompany Indebtedness”) shall be cancelled and treated as a contribution to the capital of HMC. At the Closing, Seller shall deliver, or cause its applicable Affiliate to deliver, to Purchaser written evidence satisfactory to Purchaser executed by Seller or such Affiliate confirming that the Companies have been irrevocably released from all further obligations to pay such Intercompany Indebtedness (subject to the exceptions above in this Section 2.6).

ARTICLE III -

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.1                                 Organization.

Each of Parent, Seller and HMC (x) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, (y) has all requisite power and authority to own and operate its respective assets and properties and to conduct its business as currently conducted and (z) is duly qualified to do business and has all requisite power and authority to own and operate its assets and properties and to carry on its business as currently conducted except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Parent has previously made available to Purchaser true, correct and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents under Applicable Law), together with all amendments to the date hereof, of HMC and no resolution has been adopted providing for the amendment of any such organizational documents (which is not reflected in such organizational documents) or for the dissolution or winding-up of HMC.

3.2                                 Capitalization; Subsidiaries.

(a)                                  The authorized capital stock of HMC consists of 1,000 shares of Common Stock, par value $1.00 per share. Except as set forth on Schedule 3.2(a), the Shares constitute the only shares of capital stock of HMC issued and outstanding. Except as set forth on Schedule 3.2(a), all of the Shares are duly authorized, validly issued, fully paid and non-assessable and are owned, of record and beneficially, by Seller, free and clear of all Liens. Other than pursuant to this Agreement or as set forth in Schedule 3.2(a), there is no existing option, warrant, call, right, commitment or other agreement of any character to which Parent or any of its Subsidiaries, is a party requiring, and there are no securities of Parent or any of its Subsidiaries outstanding which upon conversion or exchange or exercise would require, the issuance, sale, purchase, redemption or transfer of any additional shares of capital stock or other securities of HMC or other securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of HMC. Except as set forth in Schedule 3.2(a), neither Parent nor any of its Subsidiaries is a party to any voting trust or to any other agreement relating to the Shares or the issuance, sale, purchase, redemption, transfer or other disposition of the capital stock of HMC. Upon transfer of the Shares to Purchaser (or its designated Subsidiary) in accordance with the terms of Article 11 hereof, Purchaser (or its relevant designated Subsidiary) will have good and marketable title to the Shares, free and clear of all liens, other than those created by Purchaser or its Affiliates.

(b)                                 Schedule 3.2(b) sets forth the name of each Company (other than HMC) and Significant Participation and the jurisdiction in which it is incorporated or organized and, if not a wholly-owned Subsidiary of Seller, the percentage owned directly or indirectly by Seller.

(i)                                     Except as set forth on Schedule 3.2(b), all of the issued and outstanding shares of capital stock or equity interests of each such Company, and all of the outstanding shares of capital stock or equity interests of each Significant Participation owned by the Companies, are duly authorized, validly issued, fully paid and non-assessable and are owned as set forth on Schedule 3.2(b) free and clear of all Liens. Except as set forth on Schedule 3.2(b), there is no existing option, warrant, call, right, commitment or other agreement of any character to which Parent or any of its Subsidiaries, including any Company, is a party requiring, and there are no securities of any Company outstanding which upon conversion or exchange or exercise would require, the issuance, sale, purchase, redemption or transfer of any additional shares of capital stock or other securities of any Company or other securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of such Company. Except as set forth on Schedule 3.2(b), neither Parent nor any of its Subsidiaries is a party to any voting trust or to any other agreement relating to the issuance, sale, purchase, redemption, transfer or other disposition of the capital stock of any Company or Significant Participation.

(ii)                                  Each such Company (x) is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation or organization, (y) has all requisite power and authority to own and operate its assets and properties and to conduct its business as currently conducted and (z) is duly qualified to do business and has all requisite power and authority to own and operate its assets and properties and to carry on its business as currently conducted except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)                                  None of the Companies holds, directly or indirectly, equity interests or voting rights in any Person representing more than 5% of the equity interests or voting rights in such Person except for interests in other Companies or Significant Participations disclosed on Schedule 3.2(b). Except as set forth on Schedule 3.2(c), no Company has any obligation, contingent or otherwise, to fund or participate in the debts of any of the foregoing entities and organizations.

3.3                                 Authorization: Enforceability.

Each of Parent and Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Seller of this Agreement and the consummation by each such Person of the transactions contemplated by this Agreement have been duly authorized by all necessary action (corporate or other) of such Person, including in the case of Parent in the manner required by Article L225-35 of the French Code du Commerce. This Agreement has been duly and validly executed and delivered by Parent and Seller and (assuming the due authorization, execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of each of Parent and Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Each of Parent and Seller is able to pay its debts as they fall due and is not, and will not be on the Closing Date, insolvent under Applicable Laws.

3.4                                 Consents and Approvals.

Except for (x) the clearance of the filing of a premerger notification and report form under the HSR Act or expiration of the waiting period under the HSR Act and (y) those consents, approvals or authorizations of, or registrations, declarations or filings with any Governmental Authority listed on Schedule 3.4(a) (collectively “Competition Approvals”), the execution, delivery and performance by Parent or Seller of this Agreement and the consummation by Parent or Seller of the transactions contemplated by this Agreement do not require the consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority by virtue of any Applicable Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization of trade or restraint of trade except where failure to obtain such consent, approval or authorization would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.4(b) and Competition Approvals (collectively, the “Required Approvals”), no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Parent, Seller or any Company in connection with the execution, delivery and performance by Parent or Seller of this Agreement and the consummation by Parent or Seller of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (y) have a Material Adverse Effect.

3.5                                 Non-Contravention.

The execution, delivery and performance by Parent and Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of (x) the statuts of Parent or (y) the certificate of incorporation, bylaws or other equivalent organizational documents of Seller or any Company; (ii) subject to obtaining the consents and approvals referred to in Schedule 3.5, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the filing of notice or the lapse of time or both) of any right or obligation of any of the Companies under, any Material Contract; (iii) subject to the exceptions set forth in Section 3.4, violate any Applicable law or judgment, decree or order of any Governmental Authority to which Seller or any Company is subject; or (iv) result in the creation of any lien upon any properties or assets of any Company, other than, in the case of clauses (ii), (iii) and (iv), any conflict, breach, default, termination, cancellation, acceleration, violation or Lien that would not, individually or in the aggregate (in the case of liens, with other exceptions described in Schedule 3.5), have a Material Adverse Effect.

3.6                                 Financial Statements; Absence of Changes.

(a)                                  Except as set forth on Schedule 3.6(a), each of the Unaudited 2001 Financial Statements and the Unaudited 2002 Stub Financial Statements have been prepared in accordance with GAAP in a manner consistent with the past practice of HMC since the date of the acquisition by Seller (following the Accounting Principles applied consistently throughout the period presented) and present fairly, in all material respects in accordance with GAAP, the consolidated financial condition and consolidated results of operations of HMC as of the date thereof and for the period to which they relate, except as set forth on Schedule 3.6(a) and except that the Unaudited 2001 Financial Statements and the Unaudited 2002 Stub Financial Statements do not include footnotes, except with respect to the basis of preparation.

(b)                                 The Final Reference Date Statements (i) will have been prepared in accordance with GAAP in a manner consistent with the past practice of HMC since the date of the acquisition by Seller (other than the fact that such financial statements will be prepared on a stand-alone basis and follow the materiality guidance provided in SAB 99 as applicable to HMC and its Subsidiaries taken as a whole), applied in accordance with, and following the Accounting Principles and the Agreed Upon Adjustment Procedures applied consistently throughout the period presented, (ii) will have been prepared in accordance with Regulation S-X (with respect to an offering of debt securities), (iii) present fairly, in all material respects in accordance with GAAP, the consolidated financial position and consolidated results of operations of HMC as at the Reference Date and for the nine-month period commencing January 1. 2002 and ending on the Reference Date (inclusive) and (iv) have been reviewed in accordance with Statement of Auditing Standards No. 71, Interim Financial Information. The Audited 2001 Financial Statements (i) will have been prepared in accordance with GAAP in a manner consistent with the past practice of HMC since the date of the acquisition by Seller (other than the fact that such financial statements will be prepared on a stand-alone basis and follow the materiality guidance provided in SAB 99 applicable to HMC and its Subsidiaries taken as a whole) following the Accounting Principles applied consistently throughout the period presented, (ii) will have been prepared in accordance with Regulation S-X (with respect to an offering of debt securities), (iii) present fairly, in all material respects, the consolidated financial position and consolidated results of operations of HMC as at June 30, 2001 and for the period commencing January 1, 2001 and ending on June 30, 2001 (inclusive), (iv) present fairly, in all material respects, the consolidated financial position and consolidated results of operations of HMC as at December 31, 2001 and for the period commencing July 1, 2001 and ending on December 31, 2001 (inclusive), and (v) will have been audited in accordance with GAAS.

(c)                                  Except as set forth on Schedule 3.6(c), the Companies have no off-balance sheet obligations in excess of $1,000,000, individually.

(d)                                 Except as set forth on Schedule 3.6(d), since December 31, 2001, the Companies have conducted their respective businesses only in the ordinary course and through the Reference Date have made capital expenditures for both tangible assets and “Plate” expenditures of not less than $28,700,000 for tangible assets and $80,800,000 for “Plate” expenditures. Except as set forth on Schedule 3.6(d), since December 31, 2001, there has not been (x) any event or change that, individually or in the aggregate with any other event or change, has had or would reasonably be expected to have a Material Adverse Effect, (y) any termination of any state or local adoption contract material to the Companies taken as a whole or agreement with any Governmental Authority in the United States (including the States of California, Texas and Florida) material to the Companies taken as a whole or (z) any decision or action of any Company (other than in compliance with Section 5.2):

(i)                                     (x) to declare, set aside or make any non-cash distributions in respect of any of its capital stock or (y) to purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of it or any of its Subsidiaries or any rights, war ants or options to acquire any such shares or other securities;

(ii)                                  to acquire, license or agree to acquire or license by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or Person or any equivalent interest therein;

(iii)                               to sell, lease, sell and leaseback, mortgage or otherwise to encumber or subject to any Lien (other than any Permitted Exceptions) or otherwise to dispose of any of its material properties or assets (including securitizations), or to license out any of its material properties or assets other than in the ordinary course of business consistent with past practice;

(iv)                              (x) to pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Legal Proceedings for payments in excess of $1,000,000 other than in the ordinary course of business consistent with past practice or (y) to waive the benefits of, agree to modify in any manner detrimental to it, terminate, release any Person from or fail to enforce any material confidentiality, standstill or similar agreement;

(v)                                 except insofar as (x) may be required by a change in generally accepted accounting principles in its jurisdiction or (y) it would not be reflected in the consolidation of the financial results of the Companies, to make any changes in accounting methods, principles or practices; or

(vi)                              (x) to make or rescind, or permit to be made or rescinded, any material tax election, (y) to change any of its material methods of reporting income or deductions for Tax purposes except as required by Applicable Law or (z) to issue a waiver to extend the period of limitations for the payment or assessment of any material Tax.

(e)                                  Since the Reference Date there have not been any Material Decisions or Actions other than those set forth on Schedule 3.6(e) or taken with the prior written consent of Purchaser.

(f)                                    Since the Reference Date, Parent has implemented and maintained a tracking system for the Cash Pooling Arrangements adequate to identify and categorize cash payments made by the Companies to Parent and its Affiliates (other than the Companies) and by Parent and its Affiliates (other than the Companies) to the Companies in the manner required to determine the calculations contemplated by Section 2.5(a).

3.7                                 No Undisclosed Liabilities.

Except as set forth on Schedule 3.7, the Companies do not have any Indebtedness, obligations or liabilities of any kind (absolute, contingent, accrued or otherwise) that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet (if such Indebtedness, obligations or liabilities had been in existence as of December 31, 2001) or any notes thereto under GAAP in consideration of materiality requirements contained therein (“Liabilities”), other than Liabilities for less than $1,000,000 individually or which were incurred in the ordinary course of business consistent with past practice, in each case, since December 31, 2001, and liabilities under this Agreement.

3.8                                 Litigation.

Except as set forth in Schedule 3.8, there is no Legal Proceeding pending by or against any Company or, to the Knowledge of Seller, threatened that, individually or when aggregated with other Legal Proceedings based on substantially the same facts and circumstances, would reasonably be expected to result in (a) a claim for damages in excess of $1,000,000, (b) injunctive relief which would restrict in any respect that is material to the Companies taken as a whole, or significantly increase the cost of the conduct of the business by the Companies or (c) injunctive relief preventing the transactions contemplated by this Agreement. None of the Companies is in default in any material respect under any Judgment that is material to the Companies taken as a whole (a “Material Company Judgment”) and no Company has taken, or failed to take, any action that would constitute or result in a violation of any term or requirement of any Material Company Judgment. The full amount of all applicable financial compensation (including applicable interest thereon) required to be paid under each Material Company Judgment has either been paid in full by the Companies or will be fully reflected, to the extent required under GAAP, in provisions reflected in the Final Reference Date Financial Statements.

3.9                                 Taxes.

(a)                                  Except as set forth on Schedule 3.9(a), (i) all material Tax Returns required to have been filed by or with respect to the Companies have been timely filed (taking into account any extension of time to file granted to or obtained on behalf of Seller or the Companies) and are accurate and complete in all material respects, (ii) all material Taxes due and payable, whether or not shown to be payable on such Tax Returns (other than Taxes being contested in good faith and for which adequate reserve has been made in the Financial

Statements, excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) have been or will be timely paid and (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against any of the Companies.

(b)                                 Except as set forth on Schedule 3.9(b), there are no material audits or investigations by any taxing authority of any Company in progress.

(c)                                  Except as set forth on Schedule 3.9(c), no Company is a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing and, to the Knowledge of Seller, no Company has become liable for the Taxes of any Person (other than any of the Companies) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law giving rise to or imposing joint and several liability for Taxes), as a transferee or successor, or otherwise.

(d)                                 Except as set forth on Schedule 3.9(d), there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Companies material to the Companies as a whole.

(e)                                  Except as set forth on Schedule 3.9(e), none of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                    Except as set forth on Schedule 3.9(f), none of the Companies has executed or entered into any agreement with any Governmental Authority relating to the liability of such Company in respect of any Tax.

(g)                                 Parent has made available to Purchaser true and correct copies of all material income Tax Returns of the Companies (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to the Companies) relating to the taxable periods ending after January 1, 2000.

(h)                                 Except as set forth on Schedule 3.9(h), none of the Companies is, or has been considered to be, a U.S. Real Property Holding Company for purposes of Section 897(c) of the 1RC.

3.10                           Employee Benefits; Labor Matters.

(a)                                  Schedule 3.10(a) sets forth a complete and correct list, as of the date hereof, of all material Benefit Plans. With respect to each material Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Purchaser: (1) the most recent plan document or agreement and all amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications and (iii) the most recent actuarial valuation reports for all Benefit Plans for which such reports are prepared in the ordinary course and updated calculations with respect to such plans as of September 30, 2002. Except as set forth in Schedule 3.10(a), none of the Benefit Plans is, or in the last five years has been, subject to Section 4063, 4064 or 4202 of ERISA and none of the Companies nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the IRC) has incurred any withdrawal liability under Title N of ERISA which remains unsatisfied. To the Knowledge of Seller, no condition exists that could reasonably be expected to cause any of the Companies, either directly or by reason of their affiliation with any member of their Controlled Group, to be subject to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the IRC or any other Applicable Laws. All contributions required to have been made by the Companies under any Benefit Plan to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any legally permitted extensions). Each of the Benefit Plans has been maintained in accordance with its terms in all material respects.

(b)                                 Since January 1, 2002, no Company has been the subject of any strikes, work stoppages, slowdowns, lockouts, grievances or other labor disputes and none are pending or, to the Knowledge of Seller, overtly threatened against or involving any Company, in any such case, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 3.10(c), no provision exists under any Benefit Plans or any employment agreement entered into by the Companies that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with a subsequent event), could reasonably be expected to result in (i) any payment to, or provision of any other right or benefit to, any current or former employee, director or consultant of any Company or (ii) any increase in or acceleration of, any payment, other right or benefit to any such individual and no such payment, provision, increase or acceleration constitutes, individually or in the aggregate, an “excess parachute payment” within the meaning of Section 280G of the IRC.

(d)                                 Purchaser has previously been provided a list of the top twenty-five (25) employees of the Companies, taken together, collectively, in terms of gross cash remuneration paid in the year ended December 31, 2001 (collectively “Senior Managers”). Seller has separately provided Purchaser with the amount of such gross cash remuneration and the bonus calculation formula used to determine such gross cash remuneration in respect of each Senior Manager. Since December 31, 2001, except as set forth on Schedule 3.10(d) none of the Companies have paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of base compensation or other remuneration (other than in the ordinary course and consistent with past practice) of any of its Senior Managers. The Companies are current in all payments for amounts due to Senior Managers.

(e)                                  Parent has complied in all respects with employee consultation or notification requirements under United Kingdom or French law required in connection with the entering into of this Agreement and performance of the transactions contemplated herein.

(f)                                    As of January 1, 2002, the HMC tax-qualified defined benefit plan had an unfunded accrued liability of $19,200,000, based upon the plan’s terms, actuarial assumptions and the then current market value of the plan assets. As of the Reference Date, the HMC tax-qualified defined benefit plan had an unfunded accrued liability of $48,300,000, based upon the plan’s terms, actuarial assumptions and the then current market value of the plan assets. As of the Reference Date, on a ‘projected benefit obligation’ basis, determined in accordance with Financial Accounting Standard 87, the HMC tax-qualified defined benefit plan has an unfunded liability of $72,865,000. As of the Reference Date, the HMC non-qualified retirement plans have an accrued liability of $8,425,000, partially offset by assets held by a rabbi trust.

(g)                                 Schedule 3.10(g) sets forth a complete and correct list of all material Benefit Plans (including all agreements, programs, policies and other written arrangements under which any current or former employee, director or consultant of any of the Companies has any present or future right to payments made by, or benefits sponsored or maintained by, any of the Companies) maintained outside the jurisdiction of the United States by any Company or to which any Company is obligated to contribute, or has any other present or contingent liability, for current or former employees of the Companies, except for any such plans required to be maintained under Applicable Laws. Each of these Benefit Plans has been maintained in compliance with its terms and all Applicable Laws in all material respects.

3.11                           Compliance with Laws; Permits.

Except as set forth on Schedule 3.11, each Company (other than any dormant or immaterial Company) is in compliance with all Applicable Laws, except where the failure to so comply would not be material to the Companies as a whole. All Permits that are material to the Companies taken as a whole that are required for the Companies to operate their respective businesses (each, a “Material Company Permit”) have been issued to and are held by the applicable Company, are valid and in full force and effect (and shall remain valid and in full force and effect following the Closing) and, except as set forth in Schedule 3.11, no Legal Proceedings are pending, or to the Knowledge of Seller, threatened against any Company before any Governmental Authority with respect to any Material Company Permit which if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12                           Intellectual Property.

(a)                                  Except as set forth on Schedule 3.12(a), the Companies own or possess valid, subsisting and enforceable licenses or other rights to use all Intellectual Property used in their respective businesses that is material to the Companies taken as a whole (“Business Intellectual Property”) free and clear of any material liens. No other Person has any claim of ownership or other material interest with respect to the owned Business Intellectual Property other than (x) moral rights arising under operation of Applicable Law or (y) pursuant to Contracts to which a Company is a party, and the Business Intellectual Property is not the subject of any challenge which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no Person is currently violating or infringing upon any of the Companies’ rights in the Business Intellectual Property in any respect that is material to the Companies taken as a whole. The Companies are not materially infringing upon any material Intellectual Property of any other Person.

(b)                                 Except as set forth on Schedule 3.12(b), nothing contained in any of the Works published prior to the date hereof, and no publication, distribution, sale or other act of the Companies prior to the date hereof with respect to the Works, defames any Person or gives rise to a similar legal cause of action by any Person involving potential damages in excess of $1,000,000 or which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  The Companies have the right to publish, distribute and sell all of the Works that are material to the Companies taken as a whole published prior to the date hereof, and underlying material therein, in the form they were published as of the date hereof. Except as set forth on Schedule 3.12(c), no author or other licensor of any Works published or accepted prior to the date hereof is owed advances or “tail” or similar lump sum payments upon termination of publication in excess of $300,000.

3.13                           Material Contracts.

(a)                                  Schedule 3.13(a) sets forth all of the following Contracts to which any Company is a party or by which any Company is bound (collectively, together with all material written state or local adoption contracts or agreements with any Governmental Authority in the United States (it being agreed that all written adoption contracts or agreements with the States of California, Texas and Florida shall be deemed material for purposes hereof), the “Material Contracts”):

(i)                                     Contracts with Parent or any Affiliate of Parent that shall survive the Closing (other than Contracts with any Company or Contracts for goods and services made in the ordinary course of business on terms generally available to similarly situated non-affiliated parties);

(ii)                                  any Contract for the sale of any of the assets of any Company, other than in the ordinary course of business, in which the amount involved exceeds $10,000,000;

(iii)                               Contracts relating to any merger, amalgamation or consolidation or reorganization involving any Company and any other Person, or the acquisition by any Company of any operating business or the capital stock of any other Person, in each case, in which the amount involved exceeds $10,000,000;

(iv)                              Contracts relating to Indebtedness involving amounts in excess of $5,000,000;

(v)                                 any other Contracts that involve, in each case, the expenditure of more than $10,000,000 on an annual basis that are not terminable by a Company without penalty on less than one hundred and eighty (180) days’ notice;

(vi)                              all joint venture, partnership or shareholders’ agreements pursuant to which third parties benefit from any rights relating to the Shares or the equity of any Company (other than rights provided to other holders of equity in the Companies under Applicable Laws);

(vii)                           Contracts restricting the Companies from engaging in or competing in any line of business in a manner that would be material to the Companies taken as a whole; and

(viii)                        Contracts for the purchase of equity securities issued by, or significant assets of, any Person containing earn-out or other deferred payment obligations (whether absolute, contingent, accrued or otherwise) of the Companies or any “put” arrangements which could result in any payment obligations (whether absolute, contingent, accrued or otherwise) by any of the Companies.

(b)                                 Except as set forth on Schedule 3.13(b), each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the relevant Company and, to the Knowledge of Seller, the other parties thereto, enforceable against it and such other parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.13(b), no Company has received any written notice that it is in default in any material respect under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in default thereunder in any material respect. To the Knowledge of Seller, as of the date hereof, no other party to any Material Contract has notified any Company that it intends to terminate such Material Contract.

3.14                           Real Property.

(a)                                  Schedule 3.14(a) sets forth a complete list of all material real property owned by any of the Companies (the “Owned Properties”). Except as set forth on Schedule 3.14(a), each of the Companies has good and valid fee title to the Owned Properties, free and clear of all Liens, other than Permitted Exceptions.

(b)                                 Schedule 3.14(b) sets forth a complete list of all material leases, subleases or other agreements (collectively, the “Leased Properties”) under which the Companies use or occupy or have the right to use or occupy, now or in the future, any real property, other than leases or subleases entered into with other Companies wholly-owned, directly or indirectly, by Seller. Except as set forth on Schedule 3.14(b), the Companies have and own valid leasehold estates in all real property leased thereby, free and clear of all Liens, other than Permitted Exceptions. To the Knowledge of Seller, none of the Companies has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Companies under any Leased Property except such defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.15                           Environmental Matters.

Except as disclosed on Schedule 3.15, and except, in each case, for conditions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each Company is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any and all Permits required by

Environmental Laws; (ii) there are no claims or proceedings pending or, to the Knowledge of Seller, threatened against any Company alleging the violation of or potential liability under any Environmental Law; and (iii) to the Knowledge of Seller, no facts, circumstances or conditions currently exist at any Property that would reasonably be expected to result in a Company incurring liabilities under Environmental Laws.

3.16                           Brokers.

Except for Clinvest, Credit Suisse First Boston and Schroder Salomon Smith Barney, whose fees will be paid by Parent or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent or its Affiliates (including the Companies) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

3.17                           Assets.

The properties, tangible or intangible assets (other than Intellectual Property), Contracts and rights (collectively “Assets”) and Business Intellectual Property of the Companies are together with (x) the Seller Names, (y) any Assets or services that shall be the subject of the transitional services agreement contemplated by Section 5.11 and (z) any services currently provided to the Companies that Purchaser elects not to be the subject of the transitional services agreement sufficient to operate the respective businesses of the Companies as presently operated in all material respects. Except as set forth on Schedule 3.17(a), as of the date hereof the Companies own or have licenses or valid rights to use and at the Closing the Companies shall own or have licenses or valid rights to use all material Assets of the Companies free and clear of any material Liens other than Permitted Exceptions. Immediately following the Closing, Parent and its Affiliates will not hold any material Assets, rights to Business Intellectual Property or in the Works used in connection with the operation of the respective businesses of the Companies, except for the Seller Names, the Assets or services that shall be the subject of such transition services agreement described in Schedule 3.17(a), and any services currently provided to the Companies that Purchaser elects not to be the subject of the transitional services agreement. The cost to the Companies of the services described in Schedule 5.11 and the insurance coverage provided to the Companies by Parent and its Affiliates for the Reference Period did not exceed $5,600,000 in the aggregate.

3.18                           Suppliers; Customers; and Authors.

Except as set forth on Schedule 3.18, since January 1, 2002, no customer or supplier material to the Companies taken as a whole or key author or licensor of Works has terminated or changed significantly and adversely, or notified the Companies in writing that it intends to terminate or change significantly and adversely, its business relationship with the Companies. To the Knowledge of Seller, except as set forth on Schedule 3.18, no circumstances exist which would prevent the continuance of such relationships on substantially the same terms and conditions as have been the case during such period except where the failure to maintain such relationships substantially on such terms and conditions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.19                           No Other Representations or Warranties; Schedules.

Except for the representations and warranties contained in this Article III (as modified by the Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to the Companies or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives. Notwithstanding the foregoing, with respect to matters relating to compliance with any Environmental Laws, neither Seller nor any other Person makes any representation or warranty other than as set forth in Section 3.15. No officer, director, employee, agent or representative of Seller or any of the Companies shall have any liability or responsibility for any representations or warranties contained in this Agreement. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material to the representations and warranties set forth in the Agreement or that such matter would result in a Material Adverse Effect No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event that is fairly disclosed in the Schedules in respect of another representation or warranty contained in this Agreement if the relevance of such disclosure to the representation or warranty in question is readily apparent from the text of such disclosure.

ARTICLE IV -

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, unless otherwise specifically set forth herein, as of the date hereof and, as of the Closing Date, as follows:

4.1                                 Organization.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2                                 Authorization; Enforceability.

Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action (corporate or other) on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by Parent and Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

4.3                                 Consents and Approvals.

Except as set forth on Schedule 4.3 and assuming the accuracy of the representation set forth in Section 3.4, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement, except (i) for the Required Approvals and (ii) for such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Purchaser obtained clearance required under the HSR Act prior to the execution and delivery of this Agreement.

4.4                                 Non-Contravention.

The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or the bylaws of Purchaser; (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the filing of notice or the lapse of time or both) of any material Contract of Purchaser; or (iii) subject to the exceptions set forth in Section 4.3, violate any Applicable Law or judgment, decree or order of any Governmental Authority to which Purchaser or any of its assets is subject.

4.5                                 Brokers.

Except for Goldman Sachs International, Morgan Stanley and Lehman Brothers International (Europe) Ltd., whose fees will be paid by Purchaser or an Affiliate thereof, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.6                                 Purchase for Investment.

Purchaser is acquiring the Shares for investment and not with a view toward, or for the purpose of, the resale or distribution thereof. Purchaser acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption therefrom or in a transaction not subject thereto.

4.7                                 Financial Capability.

Purchaser Parent has received the Equity Commitment Letter and pursuant thereto has agreed to fund, directly or indirectly, Purchaser with the equity proceeds referred to in the Equity Commitment Letter on to the Closing Date. Purchaser has obtained the Credit Facilities which collectively provide commitments (as described therein) for an aggregate amount sufficient to pay the Purchase Price and any costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities. Purchaser is not aware of any reason to believe that the financing described in this Section 4.7 will not be available to consummate the Closing.

4.8                                 Litigation.

There are no Legal Proceedings pending or threatened against Purchaser or its Affiliates that could reasonably be expected to prohibit or adversely affect the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

4.9                                 Condition of the Companies.

Any claims Purchaser may have for breach of representation or warranty under this Agreement shall be based solely on the representations and warranties of Parent and Seller set forth in Article III hereof (as modified by the Schedules hereto). Purchaser further represents that neither Seller nor any of the Companies nor any other Person has made any representation or warranty, express or implied, in this Agreement or otherwise as to (x) the accuracy or completeness of any information regarding any of the Companies or the Shares not set forth in this Agreement or (y) matters relating to compliance with Environmental Laws applicable to the Companies other than the representations and warranties set forth in Section 3.15 hereof. Neither Seller nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Companies or other publication provided to Purchaser or its representatives, or any other document or information provided to Purchaser or its representatives in connection with the sale of the Companies.

ARTICLE V -

COVENANTS

5.1                                 Access.

Seller shall, and shall cause the Companies to, permit Purchaser and its officers, employees, accountants, counsel, financial advisors, financing sources and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel and Auditors of the Companies, and shall furnish, or cause to be furnished, to Purchaser, all other information concerning the Companies that is available as Purchaser may reasonably request. In connection with such access, Purchaser’s representatives shall cooperate with Seller’s and the Companies’ representatives and shall use their reasonable best efforts to minimize any disruption of the businesses of the Companies. Notwithstanding the foregoing, such access to the Companies’ financial executives, personnel involved in the preparation of the Required Financial Statements and the Auditors and the furnishing of information relating to the Required Financial Statements shall require the prior consent of Seller, which consent shall not be unreasonably withheld or delayed (provided that the parties hereto acknowledge and agree that it would not be unreasonable for Seller to withhold or delay such consent to the extent that such access or furnishing of information would reasonably be expected to delay the production of the Required Financial Statements). To the extent consistent with the prior sentence, Seller shall use its commercially reasonable efforts to provide Purchaser access to the Required Financial Statements in reasonably definitive draft form, subject to the delivery by Purchaser of Release Letters to the Auditors, from time to time prior to the delivery to Purchaser of such Required Financial Statements. Purchaser agrees to abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 5.1.

5.2                                 Seller Conduct of Business.

Prior to the Closing, except (x) as set forth on Schedule 5.2, (y) as expressly permitted by this Agreement or (z) as required by Applicable Law, Seller shall cause the Companies to conduct their respective businesses only in the ordinary course consistent with past practice. Prior to the Closing, Seller shall not, and shall cause the Companies not to take any Material Decision or Action without the prior written consent of Purchaser. “Material Decision or Action” shall mean any decision or action by any Company:

(i)                                     (x) to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any of its capital stock other than cash distributions through Cash Pooling Arrangements, (y) to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) to purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of it or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

(ii)                                  to issue, deliver, sell, pledge or otherwise encumber or to subject to any Lien (x) any shares of its capital stock, (y) any other voting securities, or (z) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii)                               to amend its articles of incorporation, by-laws or other comparable organizational documents;

(iv)                              to acquire, license or agree to acquire or license (x) by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or Person or any interest therein or (y) any assets for consideration, individually, in excess of $2,000,000 or, in the aggregate, in excess of $10,000,000 other than in the ordinary course of its business operations consistent with past practice;

(v)                                 to sell, lease, sell and leaseback, mortgage or otherwise to encumber or subject to any lien (other than any Permitted Exceptions) or otherwise to dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice involving payments of less than $2,000,000 individually or

$10,000,000 in the aggregate, pursuant to rights given to Persons described in Schedule 3.5, or to license out any of its properties or assets other than in the ordinary course of business;

(vi)                              to repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than a Company), to issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or of any of its Subsidiaries (other than a Company), to guarantee any debt securities of another person (other than a Company), to enter into any “keep well” or other agreement to maintain the creditworthiness of another person (other than a Company) or to enter into any arrangement having the economic effect of any of the foregoing;

(vii)                           to make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company), other than advances or loans to employees, authors, trade creditors or customers in the ordinary course of business consistent with past practice;

(viii)                        (x) to pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Legal Proceedings for payments in excess of $1,000,000 other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with the terms of liabilities recognized or disclosed in the Financial Statements or in respect of any Judgment, or (y) to waive the benefits of, agree to modify . in any manner detrimental to the Companies, terminate, release any Person from or fail to enforce any material confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary;

(ix)                                except as required in order to comply with Applicable Laws and except for labor agreements negotiated in the ordinary course of business consistent with past practice, (x) to establish, enter into or adopt any employee pension plan or employee benefit plan (within the meaning of Sections 3(2) and 3(3) of ERISA), (y) to amend or terminate, to change any actuarial or other assumption used to calculate funding obligations with respect to, or to change the manner in which contributions are made or the basis on which such contributions are determined under any of the Benefit Plans, or (z) to take any action to accelerate any rights or benefits, or to make any material determinations under any of the Benefit Plans;

(x)                                   (x) other than in the ordinary course of business consistent with past practice for employees other than executive officers of any of the Companies, to enter into employment agreements, or to materially increase the compensation, bonuses, royalties, commissions, or other benefits of any current or former director, consultant, officer, developer, author, illustrator, publisher, editor or other employee, (y) to grant any current or former director, consultant, officer, developer, author, illustrator, publisher, editor or other employee or independent contractor any material increase in severance or termination pay, or (z) otherwise to enter into any retention, severance or change of control agreement with any current or former director, consultant, officer, developer, author, illustrator, publisher, editor or other employee or independent contractor,

(xi)                                to transfer or license to any Person (other than the Companies) or otherwise extend, amend or modify or allow to revert, lapse or expire any material Business Intellectual Property in a manner detrimental to the Companies other than in the ordinary course of business consistent with past practice;

(xii)                             to obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office, warehouse or similar facility, other than in the ordinary course of business consistent with past practice;

(xiii)                          to increase the headcount of full-time, permanent employees by an amount inconsistent with past practice;

(xiv)                         except insofar as may be required by a change in generally accepted accounting principles in its jurisdiction, to make any changes in accounting methods, principles or practices;

(xv)                            (w) to make or rescind, or permit to be made or rescinded, any material tax election, (x) to change any of its material methods of reporting income or deductions for Tax purposes except as required by Applicable Law, (y) to compromise, or to permit to be compromised, any material Tax liability or (z) to issue a waiver to extend the period of limitations for the payment or assessment of any material Tax; or

(xvi)                         to authorize, or to commit, resolve or agree to take, any of the foregoing actions.

5.3                                 Filings with Governmental Authorities.

(a)                                  Seller and Purchaser shall (to the extent not already made), as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, make all filings or submissions as are required under (i) the HSR Act, (ii) all other Competition Approvals and (iii) any other applicable Governmental Authority required to consummate the transactions contemplated herein. Seller and Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any such filing or submission.

(b)                                 Seller and Purchaser shall use their respective best efforts to obtain (and maintain if previously obtained) any clearance required under the HSR Act and other Competition Approvals for the consummation of the transactions contemplated by this Agreement and shall promptly inform the other of the existence and of the status of any communications with, and any inquiries or requests for additional information from, all Governmental Authorities and, after communication with the other party where practicable, shall promptly make an appropriate response in compliance with any such inquiry or request.

(c)                                  Seller and Purchaser shall take any action reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any Legal Proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

5.4                                 Announcements.

Neither Parent (or any of its Affiliates) nor Purchaser (or any of its Affiliates) will issue any press release or otherwise make any written public statement with respect to this Agreement or any of the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld).

5.5                                 Employee Matters.

(a)                                  Subject to Section 5.5(c) below, Purchaser shall provide, or cause to be provided, for a period of one (1) year following the Closing Date or for such longer period of time required by Applicable Laws, to the employees of the Companies who remain employed with the Companies at the time of the Closing (“Company Employees”), current compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment and a position of employment that are, in the aggregate, substantially comparable to those provided to such Company Employees immediately prior to the date hereof; provided that Purchaser shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, equity securities, warrants, options or other rights in respect of any equity securities of any entity or any securities convertible or exchangeable into such shares, equity securities or capital interests pursuant to any such plans or arrangements; provided, further, that no Benefit Plans existing as at the Closing providing for any such issuance shall be taken into account in determining whether compensation and employee benefits are comparable in the aggregate.

(b)                                 To the extent that Purchaser does not continue any of the Benefit Plans as in effect at the Closing, for purposes of eligibility and vesting (but not benefit accrual) under any replacement employee benefit plans (including vacation and other paid time off and similar programs) the Purchaser establishes to provide benefits to the Company Employees (the “Purchaser Plans”), Purchaser shall credit each Company Employee with his or her years of service with the Seller and any predecessor entities, to the same extent as such Company Employee was entitled immediately prior to the Closing to credit for such service under any similar Benefit Plan such Purchaser Plan replaces. The Purchaser Plans shall not deny Company Employees coverage on the basis of pre-existing conditions if such denial would not have been available under the Benefit Plans and, if applicable, shall credit such Company Employees for any deductibles and out-of-pocket expenses paid in the year in which the Closing Date occurs upon the Company Employees’ initial participation in the Purchaser Plans during the year in which the Closing Date occurs.

(c)                                  Nothing contained in this Section 5.5 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company Employee at any time or any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Employee Benefit Plan to the extent expressly permitted by its terms as in effect immediately prior to the Closing.

5.6                                 Preservation of Records.

Purchaser agrees that it shall, at its own expense, preserve and keep the records held by it relating to the Companies existing at the Closing Date that could reasonably be required after the Closing by Seller for six (6) years following the Closing Date. In addition, Purchaser shall make such records available to Seller as may be reasonably required by Seller in connection with, among other things, any insurance claim, Legal Proceeding or governmental investigation relating to the Companies.

5.7                                 Use of Name.

Purchaser agrees that it shall cause the Companies to (i) as soon as practicable after the Closing Date and in any event within one hundred eighty (180) days following the Closing Date, cease to make any use of the name “Vivendi,” “Vivendi Universal,” “Vivendi Universal Publishing,” “VU” or “VUP” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), (ii) immediately after the Closing, cease to hold itself out as having any current or ongoing affiliation with Parent or its Affiliates following the Closing and (iii) as promptly as practicable after the Closing, in the case of any Company whose name includes a Seller Mark, change its name to a name that does not include a Seller Mark and make any necessary legal filings with the appropriate Governmental Authority to effect such change. In furtherance thereof, as promptly as practicable but in no event later than one hundred eighty (180) days following the Closing Date, Purchaser shall cause the Companies to remove, strike over or otherwise obliterate all Seller Marks from all materials owned by any Company and used or displayed publicly including, without limitation, any vehicles, business cards, stationery, packaging materials, displays, signs, promotional materials and other materials.

5.8                                 Commercially Reasonable Efforts.

Except with respect to those matters described in Section 5.3, and except when the terms of this Agreement provide for a different standard of conduct, in which case, such standard shall apply, subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under Applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.9                                 Non-Competition Agreement.

(a)                                  During the period beginning on the Closing Date and ending on the second anniversary thereof (the “Restricted Period”), neither Parent nor any of its Affiliates shall, directly or indirectly, engage in any business or activity that is competitive with the Companies in the United States or Canada (a “Restricted Business”); provided that no business or activity shall be deemed a Restricted Business unless the annual competitive sales of such business or activity exceed 2096 of the annual revenues generated by the Companies in that business or activity in the relevant geographic areas; and provided, further, that neither Parent nor its

Affiliates shall be prevented from (i) continuing the conduct of a business or activity it engaged in prior to the Closing in a manner consistent with past practice as such business may evolve or expand (including through acquisitions); (ii) acquiring as an investment in the ordinary course of business (including investments by any trust of any of its pension plans) any securities listed or publicly traded on any internationally recognized securities market to the extent that such acquisitions do not result in such Person owning in the aggregate 5% or more of any class of such securities; or (iii) acquiring (through merger, stock purchase or sale of all or substantially all of the assets or otherwise) ownership of or any equity interest in any Person so long as the annual revenues of such Person from any Restricted Business are not more than 15% of such Person’s total annual revenues (based on the most recent full fiscal year revenues of such Person).

(b)                                 During the Restricted Period, neither Parent nor any of its Affiliates shall, directly or indirectly, (i) solicit, endeavor to entice away from the Companies or otherwise directly interfere with the relationship of the Companies with any management level employee of the Companies or (ii) endeavor to entice away from the Companies or otherwise directly interfere with the relationship of the Companies with any consultant or author retained by the Companies; it being understood that the foregoing restriction shall not prohibit Parent or its Affiliates from soliciting or employing any person who responds to a general, public solicitation for employment.

(c)                                  Without limiting the generality of clause (a) above, Purchaser acknowledges and agrees that, during the Restricted Period, Parent and its Affiliates shall be entitled to acquire, directly or indirectly, control of any Person (an “Acquired Company”) engaged, directly or indirectly, in the Restricted Business if, and to the extent that, Parent shall, and shall cause its relevant Affiliates to, divest or cause the Acquired Company to divest the Restricted Business by not later than twelve (12) months following such acquisition.

5.10                           No Solicitation.

Prior to the Closing, Parent shall not, and shall not permit any of its Affiliates, including Seller and the Companies, and their respective directors, officers, employees, representatives or agents to, do any of the following, directly or indirectly: (i) discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any capital stock of or other equity interest in or any material portion of the assets of any of the Companies, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) solicit, conduct any discussions or negotiations with respect to, or otherwise facilitate or encourage any submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning any of the Companies in connection with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

5.11                           Transition Services.

Pursuant to a transition services agreement, the terms and conditions of which are to be agreed upon by Parent and Purchaser, Parent and its Affiliates shall continue providing the services utilized by the Companies set forth on Schedule 5.11 for a period not to exceed one (1) year at a cost to the Companies equal to the fair market value for such services to be mutually agreed by Parent and Purchaser in good faith.

5.12                           Cooperation in High Yield Offering and Debt Offer.

Parent and its Affiliates shall, and Parent and Seller shall cause HMC to, provide such cooperation and assistance as may be reasonably requested by Purchaser in connection with (i) the arrangement of any. high yield offering to be consummated by Purchaser or one or several of its Affiliates, including reasonable assistance in connection with the preparation of offering memoranda and similar documents and (ii) the preparation of an offer to purchase all (or any portion) of HMC’s 7 1/8% Notes due April 1, 2004, HMC’s 7% Notes due March 1, 2006 and HMC’s 7.20% Notes due March 15, 2011 (collectively, the “Notes”) on terms and conditions to be determined by Purchaser (the “Debt Offer”), including the forms of the dealer-manager agreement, the related letter of transmittal and all other information and documents required in connection therewith (the “Debt Offer Documents”); in each case, to the extent that (a) Purchaser shall reimburse Parent for any out-of-pocket expenses reasonably incurred by it or its Affiliates in providing such cooperation and assistance and documented by invoices in reasonably sufficient detail with copies of relevant backup invoices for such expenses and (b) such cooperation and assistance would not reasonably be expected to delay the production of the Required Financial Statements. Parent and Seller shall request, to the extent reasonably required, that the Auditors consent to the inclusion in any offering memoranda (in connection with such high yield offering) and/or in any Debt Offer Documents (in connection with the Debt Offer) of any financial statements or reports prepared by them to the extent required. Notwithstanding anything to the contrary in the foregoing provisions of this Section 5.12, HMC shall not be required to commence the Debt Offer prior to the Closing.

5.13                           Guarantee Obligations.

Schedule 5.13 sets forth all guarantees and comfort letters provided by Parent and its Affiliates (other than the Companies) (each a “Parent Guarantor”) as security for the performance by the Companies of obligations under Contracts entered into in the ordinary course of their respective businesses. If Seller obtains, prior to the Closing, the consent of the beneficiaries to such guarantees and comfort letters to enable Purchaser to substitute itself or an Affiliate thereof for each Parent Guarantor under such guarantees and comfort letters following the Closing (pursuant to documentation in customary form and on terms reasonably satisfactory to Purchaser and no more onerous to Purchaser than those presently applicable to the Parent Guarantor), on the Closing Date, Purchaser shall deliver to Seller duly signed copies of such documentation (if any). To the extent that Seller is not able to obtain such consents prior to the Closing, Seller shall maintain such guarantees and comfort letters after the Closing, and at the Closing, Purchaser shall indemnify Seller for any Losses arising out of such guarantees or comfort letters, as the case may be.

5.14                           Contacts with Suppliers and Customers.

Notwithstanding anything to the contrary contained herein, prior to the Closing, Purchaser shall not contact any authors of, suppliers to, or customers of, the Companies without the prior written consent of Seller, which may not be unreasonably withheld.

5.15                           Supplementation of Schedules.

From time to time prior to the Closing, Seller shall have the right to supplement or amend Schedules 3.6(d) (with respect to matters in clause (y)), 3.8, 3.9(b), 3.12(b), 3.13(a), 3.14(a) and 3.14(b), with respect to any matter arising after the delivery of such Schedules pursuant to this Agreement that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in such Schedules. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 6.2(a); provided, however, if the Closing occurs, Purchaser shall be deemed to have waived any right or claim, including pursuant to Article VIII hereof, with respect to any such matter fairly disclosed in such supplement or amendment.

5.16                           Pension Funding.

Purchaser shall be responsible for all funding of pension benefit obligations subsequent to the date hereof whether such funding is required prior to the Closing (in which case Seller shall fund such amounts and Purchaser shall reimburse such amounts at the Closing) or subsequent to the Closing. Nothing contained in this Agreement, however, shall be construed or interpreted as limiting Purchaser’s ability to amend or terminate any plan at any time or to maintain any specific plan for any period of time.

5.17                           Delivery of Required Financial Statements.

Seller shall use its best efforts to deliver to Purchaser the Required Financial Statements by December 23, 2002.

5.18                           Certain Contracts.

Seller shall cause the Contract described in item 5 of Schedule 2.5(a) to be terminated at or prior to Closing, with no liability or obligation (actual or contingent) on the part of any Company remaining thereunder.

5.19                           New Liens and Guarantees.

Seller shall provide to Purchaser copies of all the security agreements, pledge agreements and other documents representing the Liens described in item 2 of Schedule 3.2(a), item 16 of Schedule 3.2(b), item 1(d) of Schedule 3.12(a), item 3 of Schedule 3.14(a), item 33 of Schedule 3.14(b), item 1 of Schedule 3.17(a) and the guarantees described in item 12 of Schedule 3.7 to the extent that such Liens and guarantees are created (such liens and guarantees, collectively, the “New Liens and Guarantees” and such documents, collectively, the “New Liens and Guarantees Documents”), promptly after the New Liens and Guarantees Documents are executed and delivered. Seller shall ensure, at Parent’s or Affiliates’ (other than the Companies)

sole cost and expense, that the terms of the New Liens and Guarantees are such that, upon the Closing, all of the New Liens and Guarantees will be unconditionally released, satisfied or otherwise discharged and thereupon the New Liens and Guarantees Documents will no longer have any force or effect on the Companies, the Shares or any shares in or assets of any of the Companies and none of the Companies will have any remaining obligations or liabilities thereunder. The foregoing provisions of this Section 5.19 apply to any liens or guarantees that may be granted pursuant to the terms and conditions of any of the documents described in item (a), (b) or (c) of Schedule 3.13(4).

ARTICLE VI -

CONDITION TO CLOSING

6.1                                 Conditions to the Obligations of Purchaser and Seller.

The respective obligation of each party to effect the Closing is subject to the condition that there is not in effect any order, judgment, injunction or decree of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, this clause shall not be a condition to the obligation of any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition.

6.2                                 Conditions to the Obligations of Purchaser.

The obligation of Purchaser to effect the Closing is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Purchaser.

(a)                                  The representations and warranties made by Seller in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); provided, however, that in the event of a breach of a representation or warranty other than a representation or warranty qualified by Material Adverse Effect, the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a Material Adverse Effect;

(b)                                 Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date.

(c)                                  Purchaser shall have received from Seller the Required Financial Statements;

(d)                                 Parent shall have secured, at its sole cost and expense (including the payment of any premium), the completion of the “bid purchase” mechanism for the auction market preferred securities (“AMPS”) described in that certain Investment Agreement (as it may be or have been amended or otherwise modified, the “AMPS Investment Agreement”), dated

October 12. 2001, by and among HMC and McDougal Littell for the benefit of BNP Paribas and the repurchase or cancellation of the HMC Loan Note. Notwithstanding the foregoing, Purchaser acknowledges that EMC shall pay, and Parent shall not be responsible for, amounts representing regular or scheduled dividends and interest on the AMPS and HMC Loan Note, respectively, accrued or payable subsequent to the Reference Date; and

(e)                                  Seller shall have delivered to Purchaser all documents, instruments and other evidence in form and substance reasonably satisfactory to Purchaser providing that, immediately upon the Closing, all of the New Liens and Guarantees will be unconditionally released, satisfied or otherwise discharged and that thereupon the New Liens and Guarantees Documents will no longer have any force or effect on the Companies and that none of the Companies will have any remaining obligations or liabilities thereunder.

6.3                                 Conditions to the Obligations of Seller.

The obligation of Seller to effect the Closing is further subject to the satisfaction of the following conditions, any or all of which may be waived on or prior to the Closing Date in whole or in part by Seller:

(a)                                  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct) at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

(b)                                 Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

ARTICLE VII -

TERMINATION

7.1                                 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)                                  by Seller or Purchaser if the Closing shall not have occurred by January 20, 2003; provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)                                 by Seller within three (3) Business Days after delivery of the Proposed Reference Date Statements and the Adjustment Statement to Purchaser if the Adjustment Items would result in an Estimated Level 2 EBITDA Based Decrease; or

(c)                                  by the mutual written consent of Seller and the Purchaser.

7.2                                 Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto in respect of the obligations to sell and purchase the Shares except (a) the Confidentiality Agreement, (b) Sections 5.4, 10.1, 10.2, 10.3, 10.10 and this Section 7.2 shall survive the termination, (c) nothing herein shall relieve either party from liability for any breach of this Agreement, (d) in the event Seller terminates this Agreement pursuant to Section 7.1(b), Seller shall reimburse Purchaser for Purchaser’s out-of-pocket expenses incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby in an amount not to exceed $32,500,000 within two (2) Business Days after Purchaser notifies Seller of the amount of such expenses following termination of this Agreement, to an account previously notified to Seller by Purchaser for this purpose, and (e) in the event Purchaser terminates this Agreement pursuant to Section 7.1(a) and the condition in Section 6.2(c) has not been satisfied (unless the failure of such condition to be satisfied is substantially due to causes or events that are primarily beyond the control of Seller), Seller shall reimburse Purchaser for Purchaser’s out-of-pocket expenses incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby in an amount not to exceed $15,000,000 within two (2) Business Days after Purchaser notifies Seller of the amount of such expenses and delivers to Seller invoices in reasonably sufficient detail with copies of relevant backup invoices for such expenses following termination of this Agreement, to an account previously notified to Seller by Purchaser for this purpose, and, in the case of clauses (d) and (e) Seller shall indemnify Purchaser and its Affiliates for any costs and expenses incurred by any of them in connection with the enforcement of this provision.

ARTICLE VIII -

SURVIVAL; INDEMNIFICATION

8.1                                 Obligations of Seller.

Subject to the other provisions of this Article VIII, and, except as otherwise provided by Article IX (which shall be the sole indemnification provisions related to the subject matter thereof), from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (including the Companies) and each of their respective officers, directors, employees and agents (“Purchaser Indemnitees”), without duplication, from and against any and all losses, claims, costs, damages, expenses or liabilities, including reasonable legal fees and expenses incurred in the defense of claims (“Losses”), imposed on or otherwise incurred or suffered by Purchaser Indemnitees as a result of, or based upon or arising from:

(a)                                  any breach or inaccuracy of the representations, warranties, covenants or agreements made by Parent or Seller in Article III, Article V or this Article VIII (without giving effect to any supplements or modifications to the Schedules); and

(b)                                 those matters identified in Schedule 8.1(b) (for which Seller shall indemnify and hold harmless the Purchaser Indemnitees without regard to the limitations of Sections 8.5 or 8.7 hereof) (“Specified Liabilities”).

8.2                                 Obligations of Purchaser.

Subject to the other provisions of this Article VIII, and, except as otherwise provided by Article IX, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents (“Seller Indemnitees”) from and against any and all Losses imposed on or otherwise incurred or suffered by Seller Indemnitees:

(a)                                  as a result of, or based upon or arising from any material breach of any of the representations, warranties, covenants or agreements made by Purchaser in Article IV or Article V; or

(b)                                 as a direct result of and based exclusively upon any actions or decisions taken by Purchaser or the Companies in the conduct of their respective businesses after the Closing Date.

8.3                                 Procedure.

(a)                                  Except as otherwise provided by Article IX, any party seeking indemnification with respect to any Loss or potential Loss arising from a claim in respect of which payment may be sought under Section 8.1 or 8.2 hereof (regardless of any limitations provided in Section 8.5 hereof) shall give written notice to the party required to provide indemnity hereunder (the “Indemnifying Party”). Written notice to the Indemnifying Party of the existence of an indemnifiable claim shall be given by the Indemnified Party within fifteen (15) days after its becoming aware of the claim giving rise to Loss or potential Loss or the assertion of liability from the third party (but the failure or delay of such party seeking indemnification to give such notice shall not limit its rights to such indemnification except to the extent the Indemnifying Party is actually prejudiced by such failure or delay).

(b)                                 Except as otherwise provided by Article IX, if any claim, demand or liability is asserted by any third party against any Person entitled to indemnification hereunder (the “Indemnified Party”), the Indemnifying Party shall be entitled to defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity. If the Indemnifying Party fails to assume the defense of any such matter within thirty (30) days after request by the Indemnified Party to assume such defense, the Indemnified Party may assume control of the defense of the claim. In all cases, the party without the right to control the defense of the indemnifiable claim may participate in the defense at its own expense. Notwithstanding anything in this Section 8.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any indemnifiable claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the indemnifiable claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 8.5, 8.6, 8.7 and 8.8, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such indemnifiable claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such indemnifiable claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such indemnifiable claim If the Indemnifying Party makes any payment on any indemnifiable claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such indemnifiable claim.

8.4                                 Survival.

For purposes of this Article VIII, except as otherwise provided by Article IX, the representations and warranties made by the parties hereto in Article III and Article IV of this Agreement shall expire on June 30, 2004; provided, that (i) the representations and warranties made by Seller in Sections 3.2 and 3.3 in respect of title to Shares and the shares of the Companies shall not expire, (ii) the representations and warranties made by Seller in Section 3.12 shall expire on the date that is three (3) years from the Closing Date, (iii) the representations and warranties made by Seller in Section 3.15 shall expire on the date which is five (5) years from the Closing Date and (iv) the representations and warranties made by Seller in Section 3.10 shall expire on the date that is sixty (60) days following the expiration of the applicable statute of limitations. Except as otherwise provided by Article IX, no claim for Losses subject to indemnification under this Article VIII shall be brought or made with respect to claims for Losses resulting from a breach of any representation or warranty contained in this Agreement after the expiration of the relevant survival period set forth above; provided, however, that any claim made after the Closing with reasonable specificity by the party seeking indemnification to the party from which indemnification is sought within the relevant survival period set forth above shall survive (and be subject to indemnification) until it is finally and fully resolved.

8.5                                 Limitations on Seller’s Indemnification.

Except as otherwise provided by Article IX, Seller’s obligation to indemnify pursuant to this Article VIII for breaches of its representations and warranties is subject to the limitations in this Section 8.5. Except for Losses arising under Section 3.2 or Section 3.3 in respect of title to Shares and the shares of the Companies, no indemnification shall be made for breaches of its representations and warranties unless and until the aggregate amount of Losses sustained by Purchaser Indemnitees under Section 8.1 of this Agreement (“Purchaser Losses”) exceeds $20,000,000 (the “Deductible Amount”), in which event Seller will be required to pay only the amount of such Purchaser Losses in excess of the Deductible Amount. In no event shall the aggregate indemnification to be paid by Seller under Section 8.1 for breaches of its representations and warranties exceed 10% of the Purchase Price (the “Cap Amount”); provided that such limitation shall not apply to claims based upon a breach of representations or warranties in Sections 3.1, 3.2, and 3.3 in respect of title to the Shares and the shares of the Companies. Notwithstanding the foregoing, Seller shall not be obligated to provide indemnification with respect to any claim that could be made under Section 8.1 for breaches of its representations and warranties (other than any Losses arising under Section 3.2 or Section 3.3 in respect of title to Shares and the shares of the Companies) if the entire amount of Losses relating to such claim and claims arising out of the same events or series of related events under this Agreement is or is reasonably expected to be less than $1,000,000 (it being agreed that, in respect of any representation or warranty containing a qualification therein as to materiality or Material Adverse Effect, once the existence of a breach or inaccuracy of any such representation or warranty has been established while giving effect to such qualification, the amount of Losses under this sentence related thereto shall be construed without giving effect to any such qualification).

8.6                                 Limitations on Purchaser’s Indemnification.

Except as otherwise provided by Article IX, Purchaser’s obligations to indemnify pursuant to this Article VIII for breaches of its representation and warranties are subject to the limitations in this Section 8.6. No indemnification shall be made for breaches of its representations and warranties unless the aggregate amount of Losses sustained by Seller Indemnitees under Section 8.2 (such amount, “Seller Losses”) exceeds the Deductible Amount, in which event Purchaser will be required to pay only the amount of such Seller Losses in excess of the Deductible Amount. In no event shall the aggregate indemnification to be paid by Purchaser or its Affiliates under Section 8.2 for breaches of its representations and warranties exceed the Cap Amount; provided that such limitation shall not apply to claims based upon a breach of representations or warranties in Sections 4.2 and 4.7. Notwithstanding the foregoing, Purchaser shall not be obligated to provide indemnification for breaches of its representations and warranties with respect to any individual claim or series of related claims that could be made under Section 8.2 if the entire amount of Losses relating to such claim and claims arising out of substantially the same facts under this Agreement is or is reasonably expected to be, less than $1,000,000.

8.7                                 Calculation of Losses.

(a)                                  The amount of any Losses for which indemnification is provided under Section 8.1 or 8.2 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery) and adjusted in accordance with Section 9.10, and characterized in accordance with Section 9.11.

(b)                                 Purchaser shall not make any claim for indemnification under this Article VIII in respect of any matter that is taken into account in the calculation of the Adjusted Purchase Price.

(c)                                  Purchaser acknowledges that the EBITDA multiplier used in determining the Adjusted Purchase Price or a similar measure shall not be binding upon any court for the purposes of calculating the Losses payable by Seller to Purchaser under this Article VIII for losses of future revenue, income or profits and the parties agree that a court shall be entitled to determine Losses through any manner available under Applicable Law.

(d)                                 No party (or any of its Affiliates) shall, in any event, be liable to any other party (or any of its Affiliates) for any indirect or unforeseeable damages of such other party (or any of its Affiliates).

(e)                                  The Indemnified Party shall use its commercially reasonable efforts (and if the Purchaser is the Indemnified Party, it shall cause the Companies to use their commercially reasonable efforts) to mitigate any Losses resulting from any matters giving rise to a claim under this Article VIII or Article IX.

8.8                                 Exclusive Remedy.

Except as otherwise provided by Article IX, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Seller or Purchaser or any other person or entity whatsoever (other than in the case of fraud or willful breach) shall be indemnification in accordance with this Article VIII. The sole and exclusive remedy for any breach of a pre-closing covenant set forth in this Agreement (other than in the case of fraud or willful breach) shall be indemnification.

ARTICLE IX -

TAX MATTERS

9.1                                 Indemnification Obligations With Respect to Taxes.

(a)                                  Seller shall be responsible for, and shall indemnify, defend and hold harmless, without duplication, Purchaser Indemnitees from and against any Loss attributable to (i) all Taxes of the Companies that are due with respect to periods ending on or prior to the Reference Date; (ii) all Taxes of the Companies that are due with respect to any Straddle Period to the extent attributable to the portion of the Straddle Period ending at the close of business on the Reference Date; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies (or any predecessor of any of them) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (iv) any and all Taxes of any other Person imposed on any of the Companies, pursuant to any Tax sharing agreement or similar arrangement entered into on or prior to the Closing Date, or as a transferee or successor, by contract or otherwise with respect to any tax period ending on or prior to the Closing Date; (v) any breach of any representation or warranty in Section 3.9; (vi) except as provided in Section 9.2(d), any and all Taxes of any Person resulting from, arising out of or in connection with the sale of the Shares; and (vii) any and all Taxes of any of the Companies accruing during the period beginning after the Reference Date and ending on the Closing Date and attributable to actions taken solely by or at the sole request or sole initiative of Seller (including the sale of Sunburst Technology Corporation or any similar or related transaction and the AMPS Transactions), other than Taxes arising from the ordinary course of the Company’s trade or business; provided, that Seller shall be liable under this Section 9.1(a) only to the extent that the aggregate amount of Taxes covered by this Section 9.1(a) exceeds the aggregate amount, if any, in respect of Taxes that has been taken into account in determining the Adjusted Purchase Price.

(b)                                 Purchaser will be responsible for, and will indemnify, defend, and hold harmless Seller Indemnitees from and against any Loss attributable to all Taxes (i) of any of the Companies with respect to periods beginning after the Reference Date, and (ii) of any of the Companies that are due with respect to any Straddle Period to the extent attributable to the portion of the Straddle Period beginning on the day after the Reference Date; provided, however, that nothing in this Section 9.1(b) shall require Purchaser to indemnify Seller Indemnitees for any Taxes of any of the Companies accruing during the period beginning after the Reference Date and ending on the Closing Date and attributable to actions taken solely by or at the sole request or sole initiative of the Seller, other than Taxes arising from the ordinary course of the Companies’ trade or business.

(c)                                  For purposes of this Article IX, whenever it is necessary to determine the liability for Taxes of any of the Companies for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Reference Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Reference Date and the other which began at the beginning of the day following the Reference Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Companies for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies were closed at the close of the Reference Date. However, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned ratably between such periods on a daily basis.

9.2                                 Tax Returns and Payment Responsibility.

(a)                                  Seller shall be responsible for, and shall cause to be prepared and duly and timely filed, all Tax Returns of the Companies with respect to the taxable year during which the Closing occurs that are due before the Closing Date and shall pay or cause to be paid all Taxes due in respect of the period prior to and including the Reference Date in such Tax Returns. Seller shall be responsible for, and shall cause to be prepared and duly and timely filed, all Tax Returns that are prepared on a consolidated, unitary, or combined basis with Seller or any of its Subsidiaries other than the Companies and that include any of the Companies for all taxable periods of such Companies ending on or before the Closing Date. Seller shall pay any Taxes due in respect of the period prior to and including the Reference Date reflected in the Tax Returns referred to in the preceding sentence. Purchaser shall pay to Seller any Taxes for which Purchaser is responsible pursuant to Section 9.l(b)(i) or (ii), but which are payable with Tax Returns that are filed by Seller pursuant to this Section 9.2(a) at least five (5) Business Days prior to the due date for the payment of such Taxes. Purchaser shall be responsible for and shall cause to be prepared and duly and timely filed all Tax Returns with respect to the Companies that are due after the Closing Date, other than those that are the responsibility of Seller pursuant to this paragraph, and shall pay any Taxes due in respect of the period after the Reference Date reflected in those Tax Returns. The Seller shall pay to Purchaser any Taxes for which Seller is responsible pursuant to Section 9.1(a), but which are payable with the Tax Returns to be filed by Purchaser pursuant to this Section 9.2(a), at least five (5) Business Days prior to the due date for the payment of such Taxes.

(b)                                 All Tax Returns that are to be prepared and filed by the parties pursuant to the preceding paragraph and that relate to Taxes for which Seller is liable under Section 9.1(a) or Taxes for which Purchaser is liable under Section 9.1(b)(i) or (ii) shall be prepared in a manner that is consistent with past practice. Such Tax Returns shall be submitted to the other party not later than fifteen (15) Business Days prior to the due date for filing of such Tax Return (or if such due date is within forty-five (45) days following the Reference Date, as promptly as practicable following the Reference Date); provided, however, that with respect to any Tax Returns relating to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of any of the Companies, Seller shall instead submit to Purchaser separate pro forma Tax Returns relating to the Companies with respect to such period, together with any further information reasonably required by Purchaser in connection with the computation of any Tax liability of any of the Companies with respect to such period. Such other party shall have the right to review such Tax Returns. If such other party, within ten (10) Business Days after delivery of any such Tax Return, notifies the party preparing such Tax Return that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items will be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Purchaser and Seller. Upon resolution of all such items, the relevant Tax Return will be filed on that basis. The costs, fees and expenses of such accounting firm will be borne equally by Purchaser and Seller.

(c)                                  None of the parties shall (and shall not cause or permit the Companies to) materially amend, refile or otherwise materially modify (or grant an extension of any statute of limitation with respect to) any Straddle Period Tax Return of the Companies or any Tax Return of the Companies for any period ending on or before the Reference Date without the prior written consent of the other party, which consent may not be unreasonably withheld.

(d)                                 All sales, use, transfer and other similar Taxes relating to the transactions contemplated by this Agreement, including any stock or asset transfer stamp Taxes will be borne by Purchaser.

9.3                                 Refunds.

Any refunds of Taxes (including credits and offsets and any interest related to such refund, credit or offset) shall be for the account of and be paid to the party who has responsibility for such Taxes pursuant to Section 9.1 of this Agreement, provided that (a) any refund that arises from the carry-back of any tax attribute arising in a taxable period (or portion thereof) following the Reference Date into a taxable period ending on or prior to the Closing Date shall be for the account of Purchaser and (b) any refunds (including credits and offsets and any interest related to such refund, credit or offset) that have been taken into account in determining the Adjusted Purchase Price shall be for the account of Purchaser.

9.4                                 Contest Provisions.

(a)                                  In the event (i) Seller or its Affiliates or (ii) Purchaser or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article IX, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision will not affect a party’s right to indemnification hereunder unless such failure materially adversely affects the other party’s ability to defend or challenge such Tax audits or assessments.

(b)                                 Seller shall have the sole right at its own expense to represent the interests of the Companies in any Tax audit or Legal Proceedings relating to any Tax for any taxable period ending on or before the Reference Date and to employ counsel of its choice at its expense, provided that Seller shall not be entitled to settle, either administratively or after the commencement of Legal Proceedings, any claim regarding Taxes that would adversely affect the liability of Purchaser for any Taxes for which it is liable under Section 9.1(b) or which could adversely affect any of the Companies for any portion of a Straddle Period beginning after the Reference Date or any Tax period beginning after the Reference Date, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld and shall not be required to the extent that Seller has indemnified Purchaser, to Purchaser’s reasonable satisfaction, against the effects of such settlement. Purchaser shall have the sole right at its own expense to represent the interests of the Companies in any Tax audit or Legal Proceedings relating to any Tax for any taxable period beginning after the Reference Date and to employ counsel of its choice at its expense, provided that Purchaser shall not be entitled to settle, either administratively or after the commencement of Legal Proceedings, any claim regarding Taxes that would adversely affect the liability of Seller for any Taxes for which it is liable under Section 9.1(a) or which could adversely affect any of the Companies for any portion of a Straddle Period beginning before the Reference Date or any Tax period ending before the Reference Date, without Seller’s prior written consent, which consent shall not be unreasonably withheld and shall not be required to the extent that Purchaser has indemnified Seller, to Seller’s reasonable satisfaction, against the effects of such settlement Except with respect to any Tax audit or Legal Proceedings relating to a consolidated, unitary or combined income Tax Return of Seller which includes the operation of any of the Companies, Seller and Purchaser shall jointly represent (at their joint expense) the interests of the Companies in any Tax audit or Legal Proceedings relating to any Taxes for any Straddle Period. Neither party shall be entitled to settle, either administratively or after the commencement of Legal Proceedings, any claim regarding such Taxes without the prior written consent of the other party, which consent shall not be unreasonable withheld. If, however, a settlement is offered by the relevant taxing authority on terms acceptable to one of the parties, but not acceptable to the other party, such other party may continue to pursue such contest under its control and its expense, provided that the first party’s indemnity obligation with respect to such Taxes shall be limited to the amount it would have had to pay had the proposed settlement been accepted when offered. With respect to any proceedings regarding Taxes for which Seller is liable under Section 9.1(a) or for which Purchaser is liable under Section 9.1(b)(ii), the party without the right to control the Legal Proceedings may participate in the Legal Proceedings at its own expense.

9.5                                 Tax Sharing Agreement.

Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller, or any of its Affiliates, on the one hand, and any of the Companies, on the other hand, shall be terminated as to the Companies as of the Closing Date, and none of the parties to this Agreement shall have any obligation or responsibility with respect to such Tax allocation or sharing agreement or arrangement.

9.6                                 Assistance and Cooperation.

After the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall (and shall cause their respective Affiliates to), at the expense of the party requesting such action: (a) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of any of the Companies; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of any of the Companies (provided that with respect to any Tax Returns relating to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of any of the Companies, Seller need only make available to Purchaser separate pro forma Tax Returns relating to the Companies, together with any further information reasonably required by Purchaser in connection with the computation of any Tax liability of any of the Companies with respect to such period); and (d) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax Returns of any of the Companies with respect to Taxes the subject of Section 9.1(a) or 9.1(b)(i) or (ii).

9.7                                 Retention of Records.

Seller and Purchaser (including the Companies) shall preserve all information, records or documents relating to liabilities for Taxes of the Companies until the seventh anniversary of the due date (including extensions thereof) with respect to such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

9.8                                 Survival.

All representations in Section 3.9 and any claims pursuant to this Article IX shall survive until two months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of the Taxes the subject of such representation or claim.

9.9                                 Other Provisions.

The provisions of this Article IX (and not Article VIII) will exclusively govern all indemnity claims with respect to Tax matters (i) of the Companies and (ii) relating to the purchase of the Shares pursuant to this Agreement and, for the avoidance of doubt, any limitations under Article VIII on a party’s indemnification obligations shall not apply to any indemnification under this Article IX.

9.10                           Calculation of Indemnification Claims.

If the amount of any Loss or Tax for which indemnification is provided under Article VIII or this Article IX (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit (as defined below) to the Indemnified Party making the claim, then the indemnity claim shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss or Tax. To the extent such Indemnity Claim does not give rise to a currently realizable Tax benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax benefit to the Indemnified Party that made the claim, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax benefit (with and including any gross-up payment made pursuant to this Section 9.10 with respect to such Tax benefit) when, as and if realized (it being understood that such Indemnified Party shall use its reasonable efforts to realize such Tax benefit). For purposes of this Section 9.10 a “Tax benefit” means an amount by which the Tax liability of the party (or group of corporations including the party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss or Tax. For purposes of this Section 9.10, a Tax benefit is “currently realizable” to the extent that such Tax benefit can be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. Any indemnity payment under Article VIII or this Article IX shall be treated as an adjustment to the value of the asset upon which the underlying claim was based, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the value of the asset for United States federal income tax purposes.

9.11                           Characterization of Payments.

Except as otherwise required by Applicable Law, all indemnity payments under Article VIII and under this Article IX will be treated as an adjustment to the Purchase Price paid for the Shares for tax purposes.

ARTICLE X -

GENERAL PROVISIONS

10.1                           Expenses.

Except as otherwise provided in Section 7.2(d) or elsewhere in this Agreement, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and in no event shall any Company be liable for any such fees or expenses.

10.2                           Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.3                           Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) on the third Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile (and shall also be transmitted by facsimile to the Persons receiving copies thereof), to the parties at the following addresses or facsimile numbers (or to such other address and facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or Seller, to:

Vivendi Universal, S.A.
42 avenue de Friedland
75380 Paris Cedex 08
France
Attention:  General Counsel
Facsimile:  33 171 71 11 79

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Akiko Mikumo
Facsimile:  (212) 310-8007

If to Purchaser, to:

Versailles Acquisition Corporation
c/o Thomas H. Lee Partners, L.P.
75 State Street
Suite 2600
Boston, MA 02109
Attention:  Scott M. Sperling
Facsimile:  (617) 227-3514

and

c/o Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Attention:  Mark Nunnelly
Facsimile:  (617) 516-2010

with a copy to:

Simpson Thacher & Bartlett
CityPoint
One Ropemaker Street
London EC2Y 9HU
Attention:  Michael 0. Wolfson
Facsimile:  44 (0)20 7275 6502

10.4                           Entire Agreement.

This Agreement, together with all schedules, exhibits, annexes, certificates, instruments and agreements delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder or under the Confidentiality Agreement.

10.5                           Amendments; Waivers.

This Agreement can be amended, supplemented or changed only by written instrument signed by the parties to this Agreement. Any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought.

10.6                           Headings; References.

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles,” “Sections,” “Schedules” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

10.7                           Counterparts.

This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

10.8                           Parties in Interest; Assignment.

Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Parent, Seller and Purchaser and shall inure to the sole benefit of Seller and Purchaser and their respective successors and permitted assigns. Notwithstanding the foregoing, each of Parent and Seller acknowledges and agrees that (i) Purchaser may at any time prior to the Closing assign all or a portion of its rights hereunder to one or more wholly-owned Affiliates of Purchaser (provided that Purchaser remains jointly and severally liable in the manner of Parent’s obligations pursuant to Section 10.11 below for the performance by each such Affiliate of its obligations hereunder) and (ii) Purchaser will be able to delegate or otherwise assign or transfer its rights to receive indemnification under this Agreement for the benefit of any direct or indirect lender having financed or refinanced all or part of the transactions contemplated hereby. Except as described above, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

10.9                           Severability; Enforcement.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement, which shall remain in full force and effect.

10.10                     Consent to Jurisdiction.

The parties hereto irrevocably submit to the exclusive jurisdiction of federal court in the Borough of Manhattan, New York, New York, United States of America, in any suit or proceeding based on or arising under this agreement, and irrevocably agree that any and all claims in respect of such suit or proceeding shall be brought or otherwise commenced in and may be determined in any such court. To the fullest extent permitted by Applicable Laws and subject to the preceding sentence, each party hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each such court in connection with any such legal proceeding, (ii) irrevocably consents to service of process in any such proceeding in any manner permitted by the Governing Law and agrees that service of process by registered or certified mail, return receipt requested, at is address specified pursuant to Section 10.3 is reasonably calculated to give actual notice; (iii) irrevocably agrees that each federal court located in the Borough of Manhattan, New York, New York, shall be deemed to be a convenient forum and (iv) irrevocably waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such legal proceeding commenced in any federal or state court in the Borough of Manhattan, New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof of thereof may not be enforced in any such court.

10.11                     Parent Agreements and Obligations.

(a)                                  Parent hereby agrees to be jointly and severally liable for the prompt and complete performance of Seller’s obligations under this Agreement, but subject to the same limitations on Seller’s obligations hereunder, including its (x) indemnification obligations under Articles VIII and IX, as if Parent had delivered the representations of Seller set forth in Article III on a joint and several basis, and (y) contingent payment obligations under Article II hereof. Parent’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor and it shall not be necessary for Purchaser to institute or exhaust any remedies or causes of action against Seller or any other Person as a condition to the obligations of Parent hereunder.

(b)                                 Parent hereby irrevocably waives any right to receive a formal notification or to request that any other formalities or protest be accomplished and expressly undertakes not to exercise, and waives to the fullest extent lawful, any rights that it may have under Articles 2021 (bénéfice de discussion), 2026 (bénéfice de division), 2032 and 2039 of the French Code Civil.

(c)                                  Notwithstanding the terms of Sections 10.2 and 10.10, the parties agree that this Section 10.11 shall be governed by, and construed in accordance with, the laws of the Republic of France and may be enforced in any court of competent jurisdiction in France.

10.12                     Further Assurances.

Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including any assignment instruments contemplated by Section 10.8 hereof.

10.13                     Return of Information.

If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by Seller, any of the Companies or any of their respective Affiliates, agents, employees or representatives (including all copies, summaries and abstracts, if any, thereof).

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

VIVENDI UNIVERSAL, S.A.

By:
Name:
Title:

VIVENDI COMMUNICATIONS NORTH AMERICA, INC.

By:
Name:
Title:

VERSAILLES ACQUISITION CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

VIVENDI UNIVERSAL, S.A.

By:
Name:
Title:

VIVENDI COMMUNICATIONS NORTH AMERICA, INC.

By:
Name:
Title:

VERSAILLES ACQUISITION CORPORATION

By:
Name:
Title: